Exhibit 10.1

ASSET PURCHASE AND SALE AGREEMENT

by and between

AQUILA PIATT COUNTY POWER, L.L.C.

and

UNION ELECTRIC COMPANY D/B/A AMERENUE,

dated as of

December 16, 2005

___________________________________________

PURCHASE OF GOOSE CREEK GENERATING FACILITY AND RELATED ASSETS

___________________________________________

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Article 1	Definitions	1
1.1	Defined Terms	1
1.2	Rules of Interpretation	8
Article 2	Sale and Purchase	8
2.1	Purchased Assets	8
2.2	Excluded Assets	10
2.3	Assumed Liabilities	10
2.4	Excluded Liabilities	11
2.5	Purchase Price; Payment; Proration	11
Article 3	Closing Date and Actions at Closing	12
3.1	Closing Date	12
3.2	Actions to be Taken at Closing	12
Article 4	Representations and Warranties Relating to Seller	13
4.1	Due Organization and Qualification	13
4.2	Subsidiaries	13
4.3	Power and Authority	13
4.4	No Violations	14
4.5	Valid, Binding and Enforceable Obligation	14
4.6	Governmental Consents	14
4.7	Additional Consents	14
4.8	No Litigation	14
4.9	Brokers’ Fees	15
4.10	Bankruptcy	15
4.11	Good Faith	15
4.12	Absence of Certain Changes	15
4.13	No Undisclosed Liabilities	15
4.14	Contracts	15
4.15	Tax Matters	16
4.16	Labor Matters	16
4.17	Employees; Employee Benefits; Employee Contracts	17
4.18	Legal Compliance; Governmental Approvals	18

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4.19	Software	19
4.20	Environmental, Health and Safety Matters	19
4.21	Affiliate Transactions	19
4.22	Insurance	20
4.23	Ownership of Purchased Assets; Permitted Encumbrances	20
4.24	Real Property Interests	20
4.25	Stand-Alone Operations; Sufficiency	21
4.26	Cost-Based Rates	21
4.27	Removal of Project from Seller Parties’ Designated Resources	21
Article 5	Representations and Warranties Relating to Buyer	21
5.1	Due Organization	21
5.2	Power and Authority	21
5.3	Valid, Binding and Enforceable Obligations	21
5.4	No Violations	21
5.5	Governmental Consents	22
5.6	Additional Consents	22
5.7	No Litigation	22
5.8	Bankruptcy	22
5.9	Brokers’ Fees	22
5.10	Due Diligence	22
5.11	Exculpation	22
5.12	Good Faith	22
Article 6	Conditions Precedent to Closing	22
6.1	Conditions Precedent to the Parties’ Obligations	22
6.2	Conditions Precedent to Buyer’s Obligations	23
6.3	Conditions Precedent to Seller’s Obligations	24
6.4	Frustration of Closing Conditions	25
Article 7	Additional Covenants	25
7.1	Conduct of Business	25
7.2	General Pre-Closing Covenants of Seller	26
7.3	Transition and Integration Support	27

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7.4	Premerger Notification Under the HSR Act	27
7.5	Filings, Consents and Satisfaction of Closing Conditions	27
7.6	Provision of Information	28
7.7	Change of Name	28
7.8	Credit Support Obligations	28
7.9	Proration	28
7.10	Employee Matters	28
7.11	Assumed Agreements; Support Arrangements	29
7.12	Litigation Support	30
7.13	Further Assurances	30
7.14	Confidentiality	31
7.15	Nonsolicitation	31
7.16	Exclusivity	31
7.17	FERC Proceedings and Audits	31
7.18	Installment Sale Arrangement	32
7.19	Illinois Notice Filing	32
Article 8	Remedies for Breaches of this Agreement	32
8.1	Survival	32
8.2	Remedies of Buyer and Indemnification by Seller	32
8.3	Indemnification by Buyer	33
8.4	Procedure for Third-Party Claims	33
8.5	Waiver of Closing Conditions	33
8.6	Materiality, Mitigation, Etc; Indemnification Payments as Adjustments to the Purchase Price 34
8.7	Exclusive Remedy	34
Article 9	Tax Matters	34
9.1	Preparation of Tax Returns	34
9.2	Tax Indemnification	35
9.3	Tax Proceedings	35
9.4	Tax Cooperation	35
9.5	Tax Refunds	35
9.6	Sales and Transfer Taxes	36

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9.7	FIRPTA Certificate	36
9.8	Purchase Price Allocation	36
Article 10	Termination	36
10.1	Termination	36
10.2	Effect of Termination	37
Article 11	Miscellaneous	37
11.1	Transaction Costs	37
11.2	Entire Agreement	37
11.3	Amendments	37
11.4	Assignments	37
11.5	Binding Effect	37
11.6	Headings	37
11.7	Notices	37
11.8	Severability	38
11.9	Waivers	38
11.10	Enforcement Costs	38
11.11	Counterparts	39
11.12	Governing Law; Submission to Jurisdiction	39
11.13	Preparation of Agreement	39
11.14	Schedule Supplements	39
11.15	No Consequential Damages	40
11.16	Confidentiality	40
11.17	Publicity	40
11.18	No Third Party Beneficiaries	40
11.19	Time of Essence	40

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EXHIBITS

Exhibit A – Form of Aquila Guaranty

Exhibit B – Form of Special Warranty Deed

Exhibit C – Form of Assignment for Non-Fee Real Property Interests

Exhibit D – Form of Bill of Sale

Exhibit E – Form of Assignment and Assumption Agreement

Exhibit F – Form of Opinion of in-house counsel to Seller

Exhibit G – Proforma Title Policies

Exhibit H – Form of Opinion of in-house counsel to Buyer

SCHEDULES

Schedule 1.1(a)	–	Knowledge with respect to Seller
Schedule 1.1(b)	–	Knowledge with respect to Buyer
Schedule 2.1(h)	–	Assumed Agreements
Schedule 2.2(p)	–	Excluded Software
Schedule 4.4	–	Violations and Defaults
Schedule 4.6	–	Seller Governmental Consents
Schedule 4.7	–	Seller Additional Consents
Schedule 4.8(a)	–	Litigation as to Transactions
Schedule 4.8(b)	–	Litigation as to Purchased Assets or Project
Schedule 4.12	–	Material Transactions; Changes
Schedule 4.13	–	Undisclosed Liabilities
Schedule 4.14(a)	–	Contracts
Schedule 4.14(b)	–	Enforceability
Schedule 4.17(a)	–	Employees
Schedule 4.17(b)	–	Employee Benefits
Schedule 4.17(c)	–	Employment, Consulting Contracts
Schedule 4.17(d)	–	Employee Benefit Plan Funding
Schedule 4.17(e)	–	Employee Benefit Plan Events
Schedule 4.17(f)	–	Employee Benefit Plan – Effect of Transactions
Schedule 4.18	–	Governmental Approvals
Schedule 4.19	–	Software
Schedule 4.20(b)	–	Violations of Environmental Laws
Schedule 4.20(c)	–	Hazardous Substances
Schedule 4.20(e)	–	Environmental Governmental Approvals
Schedule 4.21	–	Affiliate Transactions
Schedule 4.22	–	Insurance Policies
Schedule 4.23	–	Ownership of Purchased Assets; Permitted Encumbrances
Schedule 4.24	–	Real Property Interests
Schedule 4.25	–	Stand-Alone Operations
Schedule 5.5	–	Buyer Governmental Consents
Schedule 5.6	–	Buyer Additional Consents
Schedule 7.8	–	Credit Support Obligations

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ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of December 16, 2005, is entered into by and between Aquila Piatt County Power, L.L.C., a Delaware limited liability company (“Seller”), on one hand, and Union Electric Company d/b/a AmerenUE, a Missouri corporation (“Buyer”), on the other hand.

RECITALS

A.           Seller is the owner of an operating 510 nameplate MW simple-cycle, natural gas-fired “peaking” power generation facility located in Piatt County, Illinois (the “Project”).

B.            At the closing described below, upon the satisfaction of the conditions set forth herein, and pursuant to the terms hereunder, Buyer will purchase, acquire, accept and assume, and the Seller and certain of its Affiliates will sell and assign, certain assets and liabilities associated with the Project, as more fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1Definitions

1.1          Defined Terms. Unless the context requires otherwise, capitalized terms used in this Agreement shall have the meanings specified in this Section 1.1.

“Acquisition Proposal” has the meaning set forth in Section 7.16.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

“Agreement” has the meaning set forth in the preamble hereto.

“Allocation” has the meaning set forth in Section 9.8(a).

“Aquila” means Aquila, Inc., a Delaware corporation and the indirect parent company of Seller.

“Aquila Guaranty” means the guaranty to be executed and delivered by Aquila in the form of Exhibit A.

“Aquila Pension Plans” means the pension plans, as defined in ERISA Section 3(2), maintained by Aquila on the Closing Date or in connection with which Aquila or the Seller Parties otherwise have any liability.

“Aquila Savings Plans” means the pension plans, as defined in ERISA Section 3(2), maintained by Aquila on the Closing Date or in connection with which Aquila or the Seller Parties otherwise have any liability and that are not subject to Title IV of ERISA.

“Aquila Welfare Plans” means the welfare plans maintained by Aquila on the Closing Date, or under which Employees otherwise benefit by reason of their employment with Aquila or the Seller Parties, or in connection with the Project.

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“Assumed Agreements” means the agreements set forth on Schedule 2.1(h), each of which has been entered into by one or more Seller Parties in connection with the ownership, operation and maintenance of the Project and the obligations of which are to be assumed by Buyer or an Affiliate of Buyer in connection with the transactions contemplated by this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Burdened Property” has the meaning set forth in Section 4.24.

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer Additional Consents” has the meaning set forth in Section 5.6.

“Buyer Governmental Consents” has the meaning set forth in Section 5.5.

“Buyer Indemnified Party” means Buyer and all of its Affiliates, and each of their respective shareholders, partners, members, investors, directors, officers, employees and agents.

“Buyer Required Consents” means, collectively, the Buyer Governmental Consents and Buyer Additional Consents.

“Cap Amount” means an amount equal to twenty-five percent (25%) of the Purchase Price.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“COBRA” has the meaning set forth in Section 7.10(f).

“Code” means the United States Internal Revenue Code of 1986, and any successor statute.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of April 18, 2005, between Aquila and Ameren Corporation.

“Contracts” has the meaning set forth in Section 4.14.

“Credit Support Obligations” has the meaning set forth in Section 7.8.

“Deeds” has the meaning set forth in Section 3.2.1(a)(i).

“DOJ” means the United States Department of Justice, Antitrust Division.

“Dollars” or “$” means the lawful currency of the United States of America.

“Emissions Credits” means credits, allowances or other similar measures, in units established by applicable Governmental Authorities, resulting from the reduction of pollutants or substances (including volatile organic compounds, greenhouse gasses, NOx and SOx) or changes in technology from or related to the Project, that have been issued by the applicable Governmental Authority.

“Employees” has the meaning set forth in Section 4.17(a).

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“Employee Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, each stock option, stock purchase, stock ownership, deferred compensation, severance, performance, bonus, incentive, vacation or holiday pay plan, policy, understanding or arrangement and each other employee benefit plan or arrangement (including fringe benefit plans or arrangements) that is maintained on the date hereof or otherwise contributed to by Aquila or the Seller Parties for the benefit of any Employees or under which Employees otherwise benefit by reason of their employment with Aquila or the Seller Parties, or, prior to the Closing, their connection with the Project.

“Encumbrance” means any mortgage, deed of trust, claim, charge, easement, encumbrance, lease, covenant, security interest, lien (statutory or otherwise), option, pledge, charge, condition, covenant, easement and any right of first refusal or first offer or other rights of others or restrictions (whether on voting, sale, transfer disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, or other encumbrance or title defect of any kind.

“Environmental Laws” means any Governmental Rule relating to pollution or protection of human health, human safety or the environment (including ambient air, surface water, groundwater, wetlands, land surface and subsurface strata), including Governmental Rules relating to emissions, discharges, releases or threatened releases of hazardous materials or substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous materials or substances, including the Comprehensive Environmental Response, Compensation, and Liability Act.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Environmental Matters” means (i) any known or unknown violations of Environmental Law by Seller occurring at any time prior to the Closing Date in connection with any of the Purchased Assets or the Project, or (ii) the known or unknown presence or Release of any Hazardous Substances at any time prior to the Closing Date to soil, sediment, surface water, groundwater or air at any Purchased Asset, including any migration of such Hazardous Substances from the Project or any Purchased Asset to any off-site location, or (iii) any Hazardous Substances generated by any of the Purchased Assets or the Project prior to the Closing Date and sent to an offsite location for treatment, storage, disposal or recycling prior to the Closing Date.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Software” has the meaning set forth in Section 2.2(p).

“FERC” means the Federal Energy Regulatory Commission.

“FIRPTA” means the Foreign Investment in Real Property Tax Act.

“Final Order” shall mean any order of a Governmental Authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated thereby may be consummated has expired (but without the requirement for the expiration of any applicable rehearing or appeal period), and as to which all conditions to the consummation of such transactions prescribed by law have been satisfied or could be satisfied in the future without causing a material adverse effect in the business, condition (financial or otherwise), properties, assets or results of operation of Buyer or the Purchased Assets.

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“FTC” means the Federal Trade Commission.

“Generators” means six (6) GE PG7121(EA) simple cycle gas fired electric combustion turbines each having a nameplate capacity of 85 MW.

“Governmental Approval” means any authorization, consent, approval, waiver, exception, variance, order, franchise, permit (including the Permits hereunder), agreement, license or exemption issued by, or entered into with, any Governmental Authority, including any Governmental Filing that constitutes an authorization required in order to consummate the Closing or in connection with the ownership, operation and maintenance of the Purchased Assets or the Project.

“Governmental Authority” means any federal, state, county, municipal or local government or regulatory or supervisory department, body, political subdivision, commission, agency, instrumentality, ministry, court, judicial or administrative body, taxing authority, or other authority thereof (including any corporation or other entity owned or controlled by any of the foregoing) having jurisdiction over the matter or Person in question.

“Governmental Filing” means any filings, reports, registrations, notices, applications, certifications or other submissions to or with any Governmental Authority.

“Governmental Rule” means, with respect to any Person, any applicable law, statute, treaty, rule, regulation, permit conditions, ordinance, order, code, judgment, decree, injunction or writ issued by any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hazardous Substances” means any chemical, material or substance that is listed or regulated under applicable Environmental Laws as a “hazardous substances,” “hazardous waste,” “extremely hazardous substances,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” as any of such terms is currently defined or used in any applicable Environmental Law, or is otherwise listed or regulated under applicable Environmental Laws because it poses a hazard to human health or the environment.

“Income Taxes” means any Taxes imposed on or determined by reference to net income, together with any interest or penalty, addition to tax or additional amount imposed by any Taxing Authority.

“Indemnified Party” has the meaning set forth in Section 8.4.

“Indemnifying Party” has the meaning set forth in Section 8.4.

“Installment Sale Arrangement” means that certain transaction pursuant to which Seller has issued a note to Piatt County Purchaser in consideration for Piatt County Purchaser’s purchase of certain equipment and building project materials for the Project and pursuant to which Piatt County Purchaser remits sales tax payments to the State of Illinois.

“Inventory” means those items which are described in Sections 2.1(d) and 2.1(e) and set forth on the corresponding sections of Schedule 4.23.

“Knowledge” means the knowledge of the following individuals, including actual knowledge and knowledge or information that would be discovered by a reasonable investigation (except that such a reasonable investigation standard will not require any external investigation in relation to statements

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regarding Seller’s knowledge as to the actions or omissions of third parties): (a) with respect to Seller, those persons listed on Schedule 1.1(a), and (b) with respect to Buyer, those persons listed on Schedule 1.1(b).

“Losses” means all damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, losses, and expenses and fees, including court costs and reasonable attorneys’ fees and expenses.

“Material Adverse Effect” means any fact, event, change or effect that is (or would reasonably be expected to be) materially adverse to the Project or the Purchased Assets taken as a whole, or the ability of any Seller Party to consummate the transactions contemplated by this Agreement in a timely manner, except any material adverse effect (a) cured, including by payment of money or credit to the Purchase Price, before the Closing Date, or (b) resulting from an Excluded Matter.  For purposes of this definition, “Excluded Matter” means one or more of the following: (i) any change in the national, regional, or local markets or industries in which Seller operates, (ii) any Governmental Rule, other than any Governmental Rule adopted or issued specifically with respect to the Project or the transactions contemplated by this Agreement, (iii) any change in accounting standards, principles, or interpretations, (iv) any change in the national, regional, or local economic, regulatory, or political conditions, including prevailing interest rates, (v) any matter disclosed in this Agreement, any Schedule or Exhibit hereto, or any other certificate or instrument delivered to Buyer under or in accordance herewith, (vi) any change in the market price of commodities or publicly traded securities, or (vii) any action permitted under this Agreement, all except to the extent that any of the facts, events, changes or effects described in subsections (i) – (vii) above disproportionately and materially impact the Project or the Purchased Assets, taken as a whole, in relation to other projects and assets similar to the Project and the Purchased Assets, taken as a whole.

“MISO” means the Midwest Independent Transmission System Operator, Inc.

“MW” means megawatt.

“Non-Income Tax Returns” means Tax Returns relating to Non-Income Taxes.

“Non-Income Taxes” means Taxes other than Income Taxes.

“Operating Contractor” means an independent corporation or other entity designated by Buyer to operate and maintain the Project.

“Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation and by-laws, and with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance.

“Permit” means any authorization, consent, approval, zoning ordinance (including zoning amendment), site plan approval, subdivision approval, agreement waiver, exception, variance, order, franchise, permit, license or exemption issued by any Governmental Authority in connection with the ownership, operation and maintenance of the Purchased Assets or the Project, including any Governmental Filing that constitutes an authorization required in connection with the ownership, operation and maintenance of the Purchased Assets or the Project.

“Permitted Encumbrances” means (i) those Encumbrances set forth on Schedule 4.23, (ii) Encumbrances securing or created by or in respect of any of the Assumed Liabilities; (iii) statutory liens for current Taxes or assessments not yet due or delinquent or the validity or amount of which is being

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contested in good faith by appropriate proceedings, none of which contested matters is material; (iv) mechanics’, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or the validity or amount of which is being contested in good faith by appropriate proceedings, none of which contested matters is material, or pledges, deposits, or other liens securing the performance of bids, trade contracts, leases, or statutory obligations (including workers’ compensation, unemployment insurance, or other social security legislation); (v) usual and customary zoning, entitlement, restriction, and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use or normal operation of the Project or the Purchased Assets; (vi) any Encumbrances set forth in any state, local, or municipal franchise or governing ordinance under which any portion of the Project or the Purchased Assets is conducted; (vii) all rights of condemnation, eminent domain, or other similar rights of any Governmental Authority; and (viii) such other Encumbrances (including requirements for consent or notice in respect of assignment of any rights) which do not materially interfere with Seller’s current use of the Project or the Purchased Assets, and do not secure indebtedness or the payment of the deferred purchase price of property (except for Assumed Liabilities).

“Person” means any individual, corporation, partnership, trust, joint venture, unincorporated association, limited liability company, Governmental Authority or other entity.

“Piatt County Purchaser” means Piatt County Purchaser LLC, a Delaware limited liability company and a wholly owned Subsidiary of Seller.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Project” has the meaning set forth in the recitals to this Agreement.

“Property Tax Litigation” means the tax appeal instituted by the Deland-Weldon Community Unit School District No. 57 challenging the property tax assessments related to the Project for the years 2003 and 2004, as the assessments were made pursuant to the terms of an agreement, dated as of June 7, 2001, by and among Piatt County, Illinois Assessor’s Office, The Piatt County, Illinois County Board and MEP Investments, LLC.

“Proposed Allocation” has the meaning set forth in Section 9.8(a).

“Purchase Price” has the meaning set forth in Section 2.5.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Real Property Interests” has the meaning set forth in Section 2.1(a).

“Related Agreements” means, collectively, (i) the Aquila Guaranty and (ii) any other documents, instruments and agreements provided for herein.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Seller” has the meaning set forth in the preamble hereto.

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“Seller Indemnified Party” means Seller and all of its Affiliates, and each of their shareholders, partners, members, investors, directors, officers, employees and agents.

“Seller Parties” means Seller and its Affiliates.

“Seller Additional Consents” has the meaning set forth in Section 4.7.

“Seller Governmental Consents” has the meaning set forth in Section 4.6.

“Seller Required Consents” means, collectively, the Seller Governmental Consents and the Seller Additional Consents.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

“Supplemental Triggering Event” has the meaning set forth in Section 11.14(a).

“Tax” means (a) any federal, state, local or foreign income, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative minimum, estimated or any other tax of any kind whatsoever, including any interest, penalties and additions to tax thereto, and (b) any liability with respect to payments of a type described in clause (a) above or as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax sharing arrangement, Tax indemnity agreement or arrangement or similar agreement or arrangement.

“Tax Proceeding” means any audit, examination, judicial, or administrative proceeding related to Taxes.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

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“Threshold Amount” means an amount equal to one percent (1%) of the Purchase Price.

“Title Insurance Policies” has the meaning set forth in Section 6.2.7.

“Transfer Taxes” means any and all transfer, registration, stamp, value added, documentary, sales, excise, use and similar Taxes (including all applicable real estate transfer or gains Taxes) any penalties interest and additions to tax, and fees.

1.2          Rules of Interpretation. For purposes of this Agreement, except where otherwise expressly provided or unless the context otherwise necessarily requires:

1.2.1       references to this Agreement shall include a reference to all appendices, annexes, schedules and exhibits hereto, as the same may be amended, modified, supplemented or replaced from time to time;

1.2.2       the words “herein,” “hereof,” “hereunder” and “herewith” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement;

1.2.3       the terms “include,” “includes” and “including” shall be construed to mean “including, without limitation” or “including but not limited to” and shall not be construed to mean that the examples given are an exclusive list of the topics covered;

1.2.4       references to “Articles,” “Sections,” “Schedules” or “Exhibits” (if any) shall be to articles, sections, schedules or exhibits (if any) of this Agreement;

1.2.5       references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made;

1.2.6	references to a Person include its successors and permitted assigns;

1.2.7       the singular shall include the plural and the masculine shall include the feminine and neuter and vice versa; and

1.2.8       reference to a given Governmental Rule is a reference to that Governmental Rule and the rules and regulations adopted or promulgated thereunder, in each case, as amended, modified, supplemented or restated as of the date on which the reference is made.

ARTICLE 2Sale and Purchase

2.1          Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller will sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller and to pay Seller for, free and clear of all Encumbrances, except the Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all assets and properties of every kind and description owned, leased or used primarily in and for the operation of the Project, wherever located, real, personal or mixed, tangible or intangible, other than the Excluded Assets (herein collectively called the “Purchased Assets”), including all right, title and interest of Seller in, to and/or under the following:

(a)           the real property and the real property interests listed on Schedule 4.23, in each case together with all buildings, structures, improvements and fixtures thereon (excluding, however, the

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Generators, which the parties intend to be transferred hereunder as personal property pursuant to Section 2.1(b)) and all rights, title and interests in and to the rights, privileges, easements, minerals, oil, gas and other hydrocarbon substances on and under such real property, all development rights, air rights, water, water rights, riparian rights, and water stock relating to such real property, any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of such real property, and all roads and alleys adjoining or servicing such real property and other appurtenances thereto (collectively the matters described in this Section 2.1(a) are called the “Real Property Interests”);

(b)	the Generators;

(c)           all other tangible personal property and interests therein, including all machinery, equipment, furniture, furnishings and vehicles, and all warranties against manufacturers or vendors relating thereto, to the extent such warranties are transferable or assignable;

(d)           all spare, wear, replacement, consumable or other similar parts or tangible property held for use in connection with the Generators and the machinery, equipment, furniture, furnishings, vehicles and other tangible personal property described in Section 2.1(c), and all warranties against manufacturers or vendors relating thereto, to the extent such warranties are transferable or assignable;

(e)	all raw materials, supplies and other materials;

(f)           all Emissions Credits, including any Emissions Credits allocated to EPA accounts 0554960CTZ01, 0554960CTZ02, 0554960CTZ03, 0554960CTZ04, 0554960CTZ05 and 0554960CTZ06, all under the name “Goose Creek Energy Center”

(g)           all Governmental Approvals, to the extent such Governmental Approvals can be transferred or assigned to Buyer;

(h)	all of the Assumed Agreements (all of which are set forth on Schedule 2.1(h));
(i)	all Software other than the Excluded Software;

(j)            all rights, defenses, claims or causes of action against third parties relating to the Purchased Assets;

(k)           all surveys, books and records (including all data and other information stored on discs, tapes or other media) related to the Purchased Assets, the Assumed Liabilities and the ownership, operation or maintenance of the Project, except for records which by law Seller is required to retain in its possession; provided that Buyer may to the extent permitted by law retain copies of such surveys, books and records;

(l)            all telephone, telex and telephone facsimile numbers and other directory listings (other than internal directory listings of Seller and its Affiliates); and

(m)         all rights to transmission credits held by Seller or its Affiliates related to network upgrades on AmerenIP’s transmission line the functional control of which has been transferred to MISO, to the extent such transmission credits were accrued or are otherwise related to periods prior to the Closing.

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2.2          Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the following (herein referred to as the “Excluded Assets”):

(a)	any property interests or rights not owned by Seller;
(b)	the assets of any Employee Benefit Plan covering the Employees;

(c)           Seller’s rights, defenses, claims or causes of action against third parties relating to any Excluded Liabilities or Excluded Assets;

(d)           the name “Aquila” or any related or similar trade names, trademarks, service marks or logos to the extent the same incorporate the name “Aquila” or any variation thereof;

(e)           all corporate minute books and stock transfer books and the corporate seals of Seller;

(f)           all surveys, books and records which by law Seller is required to retain in its possession, subject to Section 2.1(k);

(g)           any assets that have been disposed of in the ordinary course of business consistent with past practice or otherwise in compliance with this Agreement prior to the Closing;

(h)	any equity securities owned by Seller;

(i)            all cash and cash equivalents, bank deposits, and accounts receivable and all other receivables (including income, sales, payroll or other tax receivables) arising or relating to the periods prior to the Closing, including amounts owed (or reportedly owed) to Seller by MISO;

(j)            Seller’s membership interest in Piatt County Purchaser and any other equity security owned by Seller;

(k)           the blanket market-based rate tariff of Seller on file with FERC, designated as Aquila Piatt County Power, L.L.C. FERC Electric Tariff Original Volume No. 1;

(l)            the Exempt Wholesale Generator status of Seller, as determined by FERC in Docket No. EG03-58-000;

(m)	the Installment Sale Arrangement;
(n)	assets used for performance of the central or shared services by the Seller Parties;

(o)           all insurance policies of the Seller Parties and rights thereunder, including any such policies and rights in respect of the Purchased Assets or the Project;

(p)	the Software listed on Schedule 2.2(p) (the “Excluded Software”); and

(q)           all other assets (including agreements and contracts) of the Seller Parties not owned, leased or used primarily in the operation of the Project.

2.3          Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to discharge (i) subject to Section 9.1(c), all property Taxes payable after the Closing Date as provided for in Article 9,

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and (ii) any obligations under the Assumed Agreements which arise on and after the Closing Date. All of the liabilities and obligations to be assumed by Buyer hereunder (excluding any Excluded Liabilities) are referred to herein as the “Assumed Liabilities.”

2.4          Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform, or otherwise discharge any liabilities or obligations other than the Assumed Liabilities (whether accrued, absolute, fixed or unfixed, known or unknown, asserted or unasserted, contingent, by guaranty, surety or assumption or otherwise) (the “Excluded Liabilities”). The Excluded Liabilities include liabilities and obligations relating to the following matters:

(a)	any and all debt of Seller and all related liabilities or obligations;

(b)           any liability or obligation in respect of Income Taxes, franchise Taxes or other Taxes based on income, revenue or gross receipts, all liabilities for or relating to other Taxes to the extent the other Taxes arise from or relate to any Pre-Closing Tax Period, and Taxes and other liabilities or obligations arising from or related to the Installment Sale Arrangement;

(c)           any payables and other liabilities or obligations of the Seller Parties to any of their Affiliates;

(d)           any costs and expenses payable to third parties incurred by Seller incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;

(e)	any liabilities or obligations to the extent they relate to any Excluded Assets;
(f)	any Excluded Environmental Matters;

(g)           any broker’s, finder’s, investment banker’s or similar fees or commissions in connection with the transactions contemplated by this Agreement and based on agreements or arrangements made by or on behalf of any of the Seller Parties; and

(h)           any liabilities or obligations under any Employee Benefit Plan or compensation arrangement or otherwise relating to or arising out of the employment of any individual by Seller.

Notwithstanding anything to the contrary in Section 2.3, none of the Excluded Liabilities specifically described above shall be Assumed Liabilities for purposes of this Agreement.

2.5	Purchase Price; Payment; Proration.

2.5.1       Purchase Price. The aggregate purchase price to be paid by Buyer for the purchase of the Purchased Assets shall be One Hundred Five Million Dollars ($105,000,000) (the “Purchase Price”).

2.5.2       Payment of Purchase Price. The Purchase Price will be paid to Seller by Buyer at Closing, in cash by wire transfer of immediately available funds to a bank account designated by Seller in writing to Buyer at least two business days prior to the Closing.

2.5.3       Proration. Each of Seller and Buyer agree to cooperate with the other party to promptly return any amounts received by it to which it is not entitled pursuant to the terms of this Agreement.

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ARTICLE 3Closing Date and Actions at Closing

3.1          Closing Date. Upon and subject to the satisfaction of the conditions contained in Article 6 of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Armstrong Teasdale LLP in St. Louis, Missouri, at 10:00 A.M., local time on the third business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the parties will take at the Closing itself), but not before February 8, 2006, or such other date, time and place as the parties may mutually agree (the “Closing Date”). The Closing shall not be deemed to have occurred until all actions necessary to complete the Closing have occurred, and then the Closing shall be effective (with retroactive effect) for all purposes as of 12:01 a.m. on the Closing Date.

3.2	Actions to be Taken at Closing. At the Closing, each of the following shall occur:

3.2.1       Deliveries by Seller to Buyer. Seller shall deliver (or cause to be delivered) the following documents to Buyer, duly executed (as applicable):

(a)	The following documents relating to Real Property Interests:

(i)            special warranty deeds (the “Deeds”) as to the Real Property Interests owned in fee by Seller, in the form attached hereto as Exhibit B;

(ii)          assignments of all easement rights, and other customary conveyancing documents as to the Real Property Interests other than those owned in fee by Seller, in the form attached hereto as Exhibit C; and

(iii)         affidavits of Seller as to title and other customary documents reasonably required by a reputable title company to obtain the Title Insurance Policies;

(b)           bills of sale and assignments for any Purchased Assets other than the Real Property Interests, including the Generators, in the form attached hereto as Exhibit D;

(c)	the Aquila Guaranty;

(d)           a certificate of good standing issued by the secretary of state of the applicable state of organization for Seller and each of the Seller Parties that is a party to a Related Agreement, dated not more than five (5) days prior to the Closing Date;

(e)	each of the certificates described in Sections 6.2.1 and 6.2.2;
(f)	the opinion of counsel described in Section 6.2.4;

(g)           evidence reasonably satisfactory to Buyer that Seller has obtained all of the Seller Required Consents;

(h)           to the extent the Project has been included by any of the Seller Parties on a list of designated resources for purposes of Module E of MISO’s Open Access Transmission and Energy Markets Tariff and other directives of MISO, evidence reasonably satisfactory to Buyer that the Project has been removed from such list;

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(i)            a certificate of Seller and each of the Seller Parties that is a party to a Related Agreement certifying as to (i) such party’s Organizational Documents, (ii) the incumbency of such party’s officers, and (iii) resolutions of such party’s board of directors (or similar governing body), authorizing the transactions described herein;

(j)	the FIRPTA certificate described in Section 9.7;

(k)           transfer tax declarations as to the Deeds in customary form required by state and local law, executed by Seller; and

(l)	such other documents as Buyer may reasonably request.

3.2.2       Deliveries by Buyer to Seller. Buyer shall deliver the following documents to Seller, duly executed (as applicable):

(a)	the Purchase Price;

(b)           one or more instruments of assumption of the Assumed Liabilities in the form attached hereto as Exhibit E;

(c)           a certificate of good standing issued by the secretary of state of the applicable state of organization of Buyer, dated not more than five days prior to the Closing Date;

(d)	each of the certificates described in Sections 6.3.1 and 6.3.2;
(e)	the opinion of counsel described in Section 6.3.4;

(f)           a certificate of Buyer certifying as to (i) its Organizational Documents, (ii) the incumbency of its officers, and (iii) resolutions of its board of directors (or similar governing body) authorizing the transactions described herein; and

(g)	such other documents as Seller may reasonably request.

ARTICLE 4Representations and Warranties Relating to Seller

Seller hereby represents and warrants to Buyer that the statements contained in this Article 4 are correct and complete as of the date hereof, and will be correct and complete as of the Closing Date, except as otherwise disclosed on the disclosure schedules referenced below. The fact that any item of information is contained in a disclosure schedule shall not be construed as an admission of liability under applicable law, or to mean that such information is material. Unless otherwise indicated, such information shall not be used as the basis for interpreting the term “material,” “materially” or “Material Adverse Effect,” or any similar qualification in this Agreement.

4.1          Due Organization and Qualification. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware and is duly qualified to do business and in good standing as limited liability company in Illinois.

4.2          Subsidiaries. Seller has no Subsidiaries, except for Piatt County Purchaser, and Piatt County Purchaser has no Subsidiaries.

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4.3          Power and Authority. Seller has full limited liability company power and authority to carry on its businesses as now conducted, to own or hold under lease its properties, and to enter into and perform its obligations under each Contract to which it is a party. Seller has authorized the execution, delivery and performance of this Agreement and such other documents, instruments and agreements to which it is a party in connection with the transactions contemplated by this Agreement.

4.4          No Violations. Except as set forth on Schedule 4.4 and subject to Seller obtaining the Seller Required Consents, neither the execution nor the delivery of this Agreement or the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, by Seller, will (a) violate any Governmental Rule to which Seller or its assets is subject, except as would not result in a Material Adverse Effect, (b) violate or conflict with Seller’s Organizational Documents, or (c) except as would not result in a Material Adverse Effect or prevent Seller from consummating the transactions contemplated hereby, violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which any its assets is subject.

4.5          Valid, Binding and Enforceable Obligation. Each of this Agreement and any Related Agreements to which Seller is a party has been duly and validly executed by Seller, and, assuming due authorization, execution and delivery of this Agreement and the Related Agreements by Buyer and its Affiliates, as applicable, constitutes a valid, binding, and enforceable obligation, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and the enforcement of debtors’ obligations generally and by general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.

4.6          Governmental Consents. Except for the Governmental Approvals set forth on Schedule 4.6 (collectively, the “Seller Governmental Consents”), no Governmental Approval is necessary in connection with the execution and delivery by Seller of this Agreement and the Related Agreements to which it is a party, or the consummation of the transactions by Seller contemplated hereby and thereby, other than where the failure to obtain a required Governmental Approval would not have a Material Adverse Effect.

4.7          Additional Consents. Except for the consents, notices and other items set forth on Schedule 4.7 (collectively, the “Seller Additional Consents”), no filing, registration, qualification, notice, consent, approval or authorization to, with or from any Person (excluding Governmental Authorities) is necessary in connection with the execution and delivery of this Agreement and the Related Agreements by Seller, or the consummation by Seller of the transactions contemplated hereby and thereby.

4.8	No Litigation.

(a)           Except as set forth on Schedule 4.8(a) Seller has not received any written notice from a third Person of any pending action or investigation against Seller or request for information from any Governmental Authority or third Person about Seller in connection therewith, and Seller has no Knowledge of any notice from a third Person of any threatened action or investigation against Seller or request for information by any Governmental Authority or third Person about Seller in connection therewith, which, in either case, (a) could result, or has resulted in the institution of legal proceedings to prohibit or restrain the performance of this Agreement or any of the Related Agreements or the consummation of the transactions contemplated hereby or thereby or (b) could result, or has resulted, in a claim for damages as a result of this Agreement or any of the Related Agreements, or the consummation of the transactions contemplated hereby or thereby.

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(b)           Except as set forth on Schedule 4.8(b) and except as would not have a Material Adverse Effect, since December 31, 2004, (i) Seller has not received any written notice from a third Person of any pending action or investigation against Seller or request for information from any Governmental Authority or third Person about Seller in connection therewith, and (ii) Seller has no Knowledge of any notice from a third Person of any threatened action or investigation against Seller or request for information by any Governmental Authority or third Person about Seller in connection therewith, which, in either case, relates to the Purchased Assets or the business or operations of the Project or Seller.

4.9          Brokers’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which Buyer could become liable or obligated in connection with the transactions contemplated by this Agreement.

4.10	Bankruptcy

(a)           No bankruptcy, reorganization or arrangement proceedings are pending against, being contemplated by or, to Seller’s Knowledge are threatened against Seller.

(b)           Seller is not insolvent nor will it be rendered insolvent as a result of the consummation of the transactions contemplated to occur at the Closing.

4.11        Good Faith. To Seller’s Knowledge, the negotiations regarding the transactions contemplated by this Agreement have been conducted in good faith and at arms length.

4.12        Absence of Certain Changes. Except as set forth on Schedule 4.12, since December 31, 2004, Seller has not (a) conducted any business other than in the ordinary course consistent with past practice, (b) suffered any damage, destruction or other casualty loss with respect to any of the Purchased Assets in excess of $50,000, or (c) suffered any Material Adverse Effect.

4.13        No Undisclosed Liabilities. To Seller’s Knowledge, except for (i) matters set forth on Schedule 4.13, (ii) matters arising under the Assumed Agreements, and (iii) liabilities incurred in the ordinary course of business consistent with past practice (none of which relate to any breach of contract, tort, infringement, product liability, environmental matter or any alleged violation of law) there are no liabilities or obligations of Seller with respect to the Purchased Assets or the Project of any nature (whether accrued, absolute, fixed or unfixed, known or unknown, asserted or unasserted, contingent, by guaranty, surety or assumption or otherwise).

4.14	Contracts.

(a)           Schedule 4.14(a) sets forth a list of each agreement, contract, instrument, license and franchise to which any Seller Party is a party and which relates to the Project (other than any agreement, contract, instrument, license or franchise which has been terminated or under which the Seller Parties have no remaining rights or obligations), including any agreement, contract, instrument, license and franchise which relates to the ownership, operation or maintenance of the Project or the sale of electric energy, capacity, ancillary services or Emissions Credits from or relating to the Project or the interconnection of the Project to any transmission or distribution system (collectively, to the extent material, the “Contracts”). A true, correct and complete copy of the current form of each Contract has been made available to Buyer. For purposes of this Section 4.14(a), “material” refers to any agreement, contract, instrument, license and franchise involving annual consideration in excess of $50,000 and cannot be terminated without penalty or premium upon written notice (not to exceed 90 days written notice).

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(b)           The Seller Parties have performed in all material respects all obligations required to be performed by them under each Contract, as the case may be, and have observed all terms required to be observed by it under such Contract. To Seller’s, Knowledge, except as set forth on Schedule 4.14(b), each Contract is a valid and binding agreement, is in full force and effect and is enforceable by the Seller Party that is a party thereto, against each other party thereto in accordance with its terms. To Seller’s Knowledge, no other party to a Contract is in default or breach in any material respect of any such Contract. Seller has not received any written notice of cancellation or threatened cancellation relating to a Contract, that could reasonably be expected to have a Material Adverse Effect.

(c)           Except as permitted by this Agreement or as set forth on Schedule 4.14(c), neither Seller nor any Person acting on its behalf (including any Person acting as an agent or designee for any of the Seller Parties) has entered into any agreement, contract, instrument, license or franchise which sells, assigns or otherwise transfers, or purports to sell, assign or otherwise transfer electric energy, capacity, ancillary services or Emissions Credits from or relating to the Project (other than any such agreement, contract, instrument, license or franchise which has been terminated or which does not sell, assign or otherwise transfer, or purport to sell, assign or otherwise transfer, electric energy, capacity, ancillary services or Emissions Credits from or relating to the Project after the Closing Date).

4.15	Tax Matters.

(a)           All Tax Returns required to be filed with respect to Seller or the Purchased Assets have been timely completed and filed and are true, correct and complete in all material respects, and any Taxes in respect of the periods (or portions thereof) covered by such Tax Returns (whether or not shown thereon as owing), the nonpayment of which could result in an Encumbrance on a Purchased Asset, or result in Buyer or any of its Affiliates having any liability therefor, have been timely withheld or paid, as applicable.

(b)           There are no Encumbrances for Taxes upon the Purchased Assets, except for Encumbrances for Taxes not yet delinquent.

(c)           No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code, relating to FIRPTA.

(d)           None of the Purchased Assets are (i) tax exempt use property under Section 168(h) of the Code, (ii) tax-exempt bond financed property under Section 168(g) of the Code, (iii) limited use property under Revenue Procedure 2001-28, or (iv) treated as owned by any other person under Section 168 of the Code.

(e)           Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party with respect to Seller or any Purchased Asset.

4.16        Labor Matters. Seller is not party to any collective bargaining, labor or similar agreements. To Seller’s Knowledge, there are currently no union organizing activities relative to the Employees, and there have been no such activities during the past three (3) years. There is no labor strike, slow down, work stoppage, or lock-out actually pending or, to Seller’s Knowledge, threatened with respect to Seller, any Purchased Asset or the Project. Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and there is no unfair labor practice charge or complaint against Seller or involving the Purchased Assets pending or, to Seller’s Knowledge, threatened before the National Labor Relations Board or any similar Governmental Authority with respect to Seller, any Purchased Asset or the Project. There is no

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pending or, to Seller’s Knowledge, threatened employee or governmental claim or investigation regarding employment matters, including any charges before the Equal Employment Opportunity Commission or state employment practice agency, or investigations regarding Fair Labor Standards Act compliance, or audits by the Office of Federal Contract Compliance Programs.

4.17	Employees; Employee Benefits; Employee Contracts.

(a)           Schedule 4.17(a) sets forth the name, position and current annual base salary of all current employees of Aquila whose employment relates principally to the Project (the “Employees”). Except as set forth on Schedule 4.17(a), the Employees are employees at will. As of the date hereof, no Employee has given written notice of such employee’s intent to terminate employment if the transactions contemplated by this Agreement are completed. Except as provided on Schedule 4.17(a), no Employee is absent from work on any form of leave, including medical leave, disability, leave under the Family and Medical Leave Act of 1993 or otherwise or has notified Seller of his or her intent to take such leave.

(b)           Schedule 4.17(b) lists each Employee Benefit Plan in which the Employees participate. Seller is not a direct sponsor of any Employee Benefit Plan. No Employee Benefit Plan is maintained solely for the benefit of the Employees. In addition, there are no plans or arrangements that are “pension plans” within the meaning of Section 3(2) of ERISA but are not intended to be qualified under Section 401(a) of the Code pursuant to which any Employee is entitled to benefits.

(c)           Except as set forth on Schedule 4.17(c), as of the date hereof, there are no written employment or consulting contracts with any of the Employees governing the terms and conditions of their employment (including severance benefits, termination pay, pay in lieu of notice of termination, or retention compensation), or any similar contracts regarding the terms and conditions of employment that entitle any such Employee to receive severance upon termination or that entitle any such Employee to receive compensation after or upon termination. Severance amounts payable to the Employees would, if such Employees were to be terminated by Aquila, be calculated pursuant to and in accordance with Aquila’s workforce transition plan.

(d)           Except as listed on Schedule 4.17(d), (i) all material contributions to, and payments from, any Aquila Pension Plan (or its related trust) and Aquila Savings Plan (or its related trust) that may have been required to be made in accordance with the terms of such plans or trusts have been timely made; (ii) no person has failed to make a required installment or any other payment required under Section 412 of the Code to any Aquila Pension Plan before the applicable due date; (iii) none of the Seller Parties has contributed to (or been required to contribute to) a multiemployer plan, within the meaning of Section 3(37) of ERISA, at any time during the past three (3) years for the benefit of Employees; and (iv) the Seller Parties are not Subject to withdrawal liability and no facts exist which would subject the Seller Parties to withdrawal liability under a multiemployer plan that could reasonably be expected to result in any liability, whether direct or indirect, contingent or otherwise, to Buyer.

(e)           Except for matters that are set forth on Schedule 4.17(e), with respect to each Aquila Pension Plan, (i) no proceeding has been initiated to terminate such plan; (ii) there has been no “reportable event” (as such term is defined in Section 4043(c) of ERISA) prior to the date hereof other than reportable events for which notice is waived under applicable regulations that could result in any liability to Buyer; (iii) no “accumulated funding deficiency” (within the meaning of Section 412 of the Code), whether or not waived, has occurred; and (iv) no person has provided or is required to provide security to such plan under Section 401(a)(29) of the Code due to a plan amendment that results in an increase in current liability. All employee benefit plan terminations have been carried out in accordance with all provisions of the law, and the Seller Parties have no liability to, and have not received notice

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alleging such liability from, any person or entity, including the PBGC, in connection with any such termination.

(f)           The Seller Parties have complied with the health care continuation requirements of Part 6 of Title I of ERISA in all material respects. Except as set forth on Schedule 4.17(f), neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated by this Agreement will (either alone or in conjunction with any other event) result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment or cause the funding or delivery of any compensation or benefits payable to or in respect of any Employee or result in any limitation on the right of Aquila to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust.

(g)           Neither Aquila nor, to Seller’s Knowledge, any other “disqualified person” (within the meaning of Section 4975 of the Code) or “party in interest” (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any Employee Benefit Plan which could result in any liability to Buyer.

(h)           None of the Seller Parties has taken any action or failed to take any action as of the date hereof that could reasonably be expected to result in any liability, whether direct or indirect, contingent or otherwise, to Buyer under Title IV of ERISA including Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA. For purposes of this subsection, the Seller Parties shall include each member of the controlled group (as defined in ERISA Section 4001(a)(14)(A)) of which the Seller is a member and which is under common control (within the meaning of ERISA Section 4001(a)(14)(B) and the regulations thereunder).

4.18	Legal Compliance; Governmental Approvals.

4.18.1     Seller is, and to its Knowledge has at all times been, in compliance in all respects with all Governmental Rules with respect to the Project and the Purchased Assets, except for such noncompliance as would not have a Material Adverse Effect. Except as set forth on Schedule 4.18, no action, arbitration, audit, hearing, investigation, litigation, suit or other proceeding or notice has been filed or commenced against Seller alleging any failure so to comply, and Seller has no Knowledge of any such threatened proceeding or notice. No action, arbitration, audit, hearing, investigation, litigation, suit or other proceeding or notice is now or has ever been filed or commenced against Seller relating to the revocation, suspension, conditioning or failure of renewal of such Governmental Approvals, or the violation or alleged violation of any Governmental Rules that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect. Without limiting the generality of the foregoing, with respect to the Purchased Assets and the Project:

(a)           The Seller Parties have timely filed all applications, reports and other disclosures required by Governmental Rules in each case where the failure to do so could result in a Material Adverse Effect. There is not pending or, to Seller’s Knowledge, threatened, any petition, complaint, objection (whether formal or informal), order to show cause, investigation, or other action to revoke, suspend, cancel, rescind, modify, condition or refuse to renew or extend any of the Governmental Approvals disclosed on and attached to Schedule 4.18 or which would otherwise reasonably be expected to have a Material Adverse Effect. To Seller’s Knowledge, there are no facts that, if known to third parties (including governmental or regulatory bodies), would reasonably be expected to result in the revocation, suspension, cancellation, rescission, modification, conditioning or failure of renewal or extension of such Governmental Approvals (other than any change in any Governmental Rules after the date hereof), or which would otherwise have a Material Adverse Effect; and

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(b)	Seller is not an “Electric Utility” as defined in 220 Illinois Code 5/16-102.

4.18.2     This Section 4.18 does not relate to tax matters, which are instead the subject of Section 4.15, to employee benefits matters, which are instead the subject of Section 4.17, or to environmental, health and safety matters, which are instead the subject of Section 4.20.

4.19        Software. Except as disclosed on Schedule 4.19, Seller either (i) owns the entire right, title and interest in and to the Software included in the Purchased Assets or (ii) has the right and license to use the same in the conduct of their respective businesses and operations. Except as disclosed on Schedule 4.19, there are no restrictions on the ability of Seller to convey the Software included in the Purchased Assets to Buyer, free and clear of all Encumbrances.

4.20	Environmental, Health and Safety Matters.

(a)           Seller is in compliance with all applicable Environmental Laws, except as would not have a Material Adverse Effect.

(b)           Within the last three (3) years, Seller has not received any written notice, report or other information alleging, and to Seller’s Knowledge there are no conditions that constitute, a violation of Environmental Laws, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) relating to the Project arising under Environmental Laws, except as disclosed on Schedule 4.20(b).

(c)           Except as disclosed on Schedule 4.20(c), Seller has not caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, disposal, Release, transport or handling of any Hazardous Substances at any of the Purchased Assets that has resulted in (i) an investigation or cleanup required under Environmental Laws or (ii) a violation of any Environmental Law, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

(d)           There are no pending or, to Seller’s Knowledge, threatened actions with respect to the Purchased Assets alleging or concerning any violation of or responsibility or liability under any Environmental Law or the Release, threatened Release or presence of any Hazardous Substances at, on, beneath, to, from or in the indoor or outdoor environment at any of the Purchased Assets or any off-site location (including soil sediment, surface water, groundwater, air or any component of a structure), except as would not have a Material Adverse Effect.

(e)           Seller holds all material Governmental Approvals from all Governmental Authorities under all Environmental Laws required for the Project and the Purchased Assets and is in compliance with all such Governmental Approvals (except for such noncompliance as would not have a Material Adverse Effect), all of which are listed on Schedule 4.20(e). There are no pending or, to Seller’s Knowledge, threatened actions seeking to modify, revoke or deny renewal of any such Governmental Approvals, except as disclosed on Schedule 4.20(e).

(f)           Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, all matters relating in any way to compliance with or liability under or in connection with any representations and warranties regarding Environmental Laws and related matters shall be governed exclusively by this Section 4.20.

4.21        Affiliate Transactions. Except as set forth on Schedule 4.21, Seller has not entered into or otherwise been involved in any material business arrangement or relationship with any Affiliate outside of the ordinary course of business consistent with past practice since December 31, 2004. Except as set

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forth on Schedule 4.21, no Affiliate owns (other than indirectly, through ownership of Seller) any material asset, tangible or intangible, which is necessary in the operation of the Project.

4.22	Insurance.

(a)           Each insurance policy carried in respect of the Purchased Assets is in full force and effect and no notice of termination or cancellation of any such policy has been received in respect thereof. All policy premiums due and payable under such policies have been paid or will be (on or prior to the Closing Date) paid up to and through the Closing. The parties agree that, as of the Closing, the Seller Parties shall have no obligation to (a) procure or maintain any insurance policies for the benefit of or otherwise in connection with the Purchased Assets, or (b) administer or prosecute, in any fashion, claims under any insurance policies with respect to the Purchased Assets.

(b)           Schedule 4.22 lists all insurance policies which provide coverage to any Purchased Assets as of the date of this Agreement. Each of the Purchased Assets is insured and has been continuously insured since December 31, 2004 with insurers rated by A.M. Best as A-VII or higher in such amounts and against such types of risks as is customary and appropriate in Seller’s industry.

4.23        Ownership of Purchased Assets; Permitted Encumbrances. Schedule 4.23 sets forth a complete and accurate list of (a) all Purchased Assets that are material to the Project, (b) all inventory, as of December 1, 2005, and (c) all vehicles, trailers and other titled Purchased Assets. Schedule 4.23 indicates whether such Purchased Asset is owned, leased or used by Seller, and if not owned by Seller, the owner of such Purchased Asset. Except for Affiliate assets set forth on Schedule 4.21 and the Permitted Encumbrances, Seller owns or leases all of the Purchased Assets, free and clear of all Encumbrances.

4.24        Real Property Interests. Seller does not own any Real Property Interests other than the Real Properties Interests included within the Purchased Assets. The Real Property Interests (and each portion thereof) are in all material respects suitable and sufficient for the uses to which they are currently being used by Seller or contemplated by Seller to be used in connection with the Project. Except as set forth on Schedule 4.24, with respect to all Real Property Interests:

(a)           Seller has good, valid, marketable and insurable fee simple title to the Real Property Interests (including any and all appurtenant easements or other similar appurtenant rights), in each case free and clear of any Encumbrances (other than Permitted Encumbrances);

(b)           each easement, license or other agreement or instrument benefiting, entered into or obtained by Seller with respect to any portion of gas supply rights or other utility or access rights, whether or not appurtenant to the Real Property Interests constituting fee simple or leasehold interests in the Project, and which burden real properties owned by parties other than Seller (any such burdened real property, a “Burdened Property”) is, to Seller’s Knowledge, a valid and binding agreement in full force and effect and enforceable by Seller against the other parties thereto, no default or claim of default by Seller or, to Seller’s Knowledge, by any other party exists under any provision thereof and no condition or event exists which after notice or lapse of time or both would constitute a default thereunder by Seller or, to Seller’s Knowledge, any other party; and

(c)           except as set forth on Schedule 4.8(b), there are no pending or, to Seller’s Knowledge, threatened condemnation or similar proceedings for assessment or collection of taxes, impact fees or special assessments relating to any of the Real Property Interests, and no condemnation or eminent domain proceeding or other such similar proceeding against any of the Real Property Interests is pending or threatened.

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4.25        Stand-Alone Operations; Sufficiency. Except as set forth on Schedules 4.21 or 4.25, (i) Seller operates the Project and the Purchased Assets as a self-supporting, stand-alone business and operation without use of material assets or services of any of its Affiliates and (ii) the Purchased Assets are sufficient to operate the Project on the Closing Date in the same manner as Seller’s normal and customary operation of the Project prior to Closing.

4.26        Cost-Based Rates. Except with respect to cost-based limitations on generator supply offerings under MISO’s Open Access Transmission and Energy Markets Tariff, neither the costs incurred by Seller nor any account balances of the Company has been used to formulate cost-based rates for sales of any product subject to the jurisdiction of FERC or of any state regulatory commission.

4.27        Removal of Project from Seller Parties’ Designated Resources. The Project has been removed from any and all of the Seller Parties’ lists of designated resources for purposes of Module E of MISO’s Open Access Transmission and Energy Markets Tariff and other applicable rules, guidelines and directives of MISO, as the same may be in effect from time to time.

ARTICLE 5Representations and Warranties Relating to Buyer

Buyer represents and warrants to Seller that the statements in this Article 5 are correct and complete as of the date hereof, and will be correct and complete on the Closing Date.

5.1          Due Organization. Buyer is a Missouri corporation, duly organized and validly existing under the laws of the state of Missouri.

5.2          Power and Authority. Buyer has full power and authority to enter into and perform its obligations hereunder and under the Related Agreements to which it is a party, and to consummate the transactions herein and therein contemplated in accordance with the terms, provisions and conditions hereof and thereof. Buyer has duly and validly authorized the execution, delivery and performance of this Agreement and the Related Agreements to which it is a party in connection with the transactions contemplated by this Agreement.

5.3          Valid, Binding and Enforceable Obligations. Each of this Agreement and the Related Agreements to which Buyer is a party has been duly and validly executed by Buyer and, assuming due authorization, execution and delivery of this Agreement and the Related Agreements by the Seller Parties constitutes a valid, binding and enforceable obligation, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and the enforcement of debtors’ obligations generally and by general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.

5.4          No Violations. Subject to Buyer obtaining the Buyer Required Consents, neither the execution or delivery by Buyer of this Agreement and the Related Agreements to which it is a party, nor the consummation of the transactions contemplated hereby and thereby will (a) violate any Governmental Rule to which it is subject or its Organizational Documents, except as would not materially and adversely impact Buyer’s ability to consummate the transactions contemplated herein in a timely manner, or (b) except as would not result in a Material Adverse Effect or prevent Buyer from consummating the transactions contemplated hereby, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it or any of its assets is subject.

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5.5          Governmental Consents. Except for the Governmental Approvals set forth on Schedule 5.5 (collectively, the “Buyer Governmental Consents”), no Governmental Approval is necessary in connection with the execution and delivery of this Agreement and the Related Agreements by Buyer or the consummation of the transactions by Buyer contemplated hereby and thereby, other than where the failure to obtain a required Governmental Approval would not materially and adversely impact Buyer’s ability to consummate the transactions contemplated herein in a timely manner.

5.6          Additional Consents. Except for the consents, notices and other items set forth on Schedule 5.6 (collectively, the “Buyer Additional Consents”), no filing, registration, qualification, notice, consent, approval or authorization to, with or from any Person (excluding Governmental Authorities) is necessary in connection with the execution and delivery of this Agreement and the Related Agreements by Buyer, or the consummation of the transactions by Buyer contemplated hereby.

5.7          No Litigation. Buyer has received no written notice from a third Person of any pending action or investigation against Buyer or request for information from any Governmental Authority or third Person about Buyer in connection therewith, and Buyer has no Knowledge of any notice from a third Person of any threatened action or investigation against Buyer or request for information by any Governmental Authority or third Person about Buyer in connection therewith, which, in either case, could result, or has resulted, in (a) the institution of legal proceedings to prohibit or restrain the performance of this Agreement or any of the Related Agreements, or the consummation of the transactions contemplated hereby or thereby, or (b) a claim for damages as a result of this Agreement or any of the Related Agreements.

5.8          Bankruptcy. No bankruptcy, reorganization or arrangement proceedings are pending against, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer.

5.9          Brokers’ Fees. Neither this Agreement nor the consummation of the transactions contemplated hereby was induced by or procured through any Person acting on behalf of, or representing, Buyer as a broker, finder, investment banker, financial advisor or in any similar capacity.

5.10        Due Diligence. Buyer has had the opportunity to inspect the Purchased Assets and all of the information made available by Seller, and to ask questions of and receive answers from the Seller Parties with respect to the Purchased Assets and the Project, and otherwise to conduct all due diligence it deems necessary with respect to the subject matter of this Agreement.

5.11        Exculpation. Buyer agrees that except for the representations and warranties expressly set forth in this Agreement and the Related Agreements, the Purchased Assets are being sold on an “AS IS, WHERE IS” basis and in “WITH ALL FAULTS” condition. Without limiting the generality of the foregoing, except for the representations and warranties expressly set forth in this Agreement and the Related Agreements Seller makes no written or oral representation or warranty, either express or implied, with respect to the fitness, merchantability or suitability of the Project or the Purchased Assets for any particular purpose or the operation of the Project or the Purchased Assts by Buyer.

5.12        Good Faith. To Buyer’s Knowledge, the negotiations regarding the transactions contemplated by this Agreement have been conducted in good faith and at arms length.

ARTICLE 6Conditions Precedent to Closing

6.1          Conditions Precedent to the Parties’ Obligations. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of, or waiver by, the parties of each of the following conditions on or prior to the Closing:

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6.1.1	HSR Act.

(a)           Each party shall have duly filed the Notification and Report Form required under the HSR Act with the DOJ and the FTC and have complied with any request for additional information if such request has been issued as provided in Section 7.4.

(b)           The waiting period required by the HSR Act shall have expired or been terminated by the DOJ and the FTC and there shall not have been issued and be in effect any order, decree, or judgment of or in any court or tribunal of competent jurisdiction which makes the consummation of the transactions contemplated by this Agreement illegal.

(c)           All filing fees and expenses paid to the FTC and/or DOJ in connection with the filings made with the FTC and the DOJ as contemplated by this Section 6.1.1 shall be paid by Buyer.

6.1.2       No Termination. This Agreement shall not have been terminated pursuant to Article 10.

6.1.3       No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending before any Governmental Authority to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

6.1.4       No Violations. The consummation of the transactions contemplated hereby and by the Related Agreements shall not violate any Governmental Rule.

6.1.5       Contingent Sale. The transactions contemplated by that certain Asset Purchase Agreement, dated as of December 16, 2005, between MEP Flora Power, LLC and Union Electric Company d/b/a AmerenUE, shall occur simultaneously with the Closing.

6.2          Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of, or waiver by, Buyer, of each of the following conditions on or prior to the Closing:

6.2.1       Seller’s Representations True and Correct; Certificate. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (other than any representation or warranty qualified as to materiality, which shall be true and correct in all respects) as of the Closing Date as if made on the Closing Date, except to the extent that any such representation and warranty is made as of a specified date, in which case such representation and warranty shall have been true and correct in all material respects as of such date (unless the circumstances that made any such representation or warranty false or misleading at the time shall no longer be continuing), and Seller shall have executed and delivered to Buyer a certificate confirming the same.

6.2.2       Seller’s Compliance with Covenants; Certificate. Seller shall have performed and complied with, in all material respects, all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and Seller shall have executed and delivered to Buyer a certificate confirming the same.

6.2.3       Execution and Delivery of Related Agreements. Each of the Related Agreements to which any Seller Party is a party shall have been duly authorized, executed and delivered by the parties thereto other than Buyer, and shall be in full force and effect on the Closing Date without any material breach hereof or thereof having occurred and be continuing hereunder or thereunder. The documents

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contemplated to be delivered pursuant to Section 3.2.1 hereof shall have been delivered by the appropriate Seller Party to Buyer.

6.2.4       Opinion of Seller’s Counsel. Buyer shall have received an opinion of in-house counsel to Seller, substantially in the form of Exhibit F, with regard to due organization and authorization of Seller to consummate the transactions contemplated herein.

6.2.5       Consents. All Buyer Required Consents shall have been duly obtained and shall continue to be in full force and effect.

6.2.6       No Material Adverse Change. From the date hereof through the Closing, (a) there shall have been no material adverse change in the condition, compliance, operation, business, assets, liabilities or prospects of the Project, the Purchased Assets, the Assumed Liabilities or the Company, which would result in a Material Adverse Effect, and (ii) no material loss or damage shall have been sustained to the Purchased Assets, whether or not insured, which would result in a Material Adverse Effect.

6.2.7       Real Estate Matters. Buyer shall be able to obtain the Title Insurance Policies at Closing. “Title Insurance Policies” means owner’s and leasehold owner’s title insurance policies in current ALTA forms with respect to the Real Property Interests, including endorsements or similar undertakings from the title company, substantially in the form of the proforma title policies and endorsements attached hereto as Exhibit G.

6.2.8       Lien Releases. Seller shall have obtained and delivered all lien releases and instruments necessary for the release and termination of any liens, security interests and encumbrances upon the Purchased Assets, including all releases and terminations for all mortgages, assignments and UCC financing statements, except for the Permitted Encumbrances.

6.3          Conditions Precedent to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of, or waiver by, Seller, of each of the following conditions on or prior to the Closing:

6.3.1       Buyer’s Representations True and Correct; Certificate. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (other than any representation or warranty that contains a materiality standard, which shall be true and correct in all respects) as of the Closing Date as if made on the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date (unless the circumstances that made any such representation or warranty false or misleading at the time shall no longer be continuing) and Buyer shall have executed and delivered to Seller a certificate confirming the same.

6.3.2       Buyer’s Compliance with Covenants; Certificate. Buyer shall have performed and complied with in all material respects all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date and Buyer shall have executed and delivered to Seller a certificate confirming the same.

6.3.3       Execution and Delivery of Related Agreements. Each of the Related Agreements to which Buyer or any of its Affiliates is a party shall have been duly authorized, executed and delivered by the other parties thereto and shall be in full force and effect on the Closing Date without any material breach hereof or thereof having occurred and continuing hereunder or thereunder.

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6.3.4       Opinion of Buyer’s Counsel. Seller shall have received an opinion of in-house counsel to Buyer, substantially in the form of Exhibit H, with regard to due organization and authorization of Buyer to consummate the transactions contemplated herein.

6.3.5       Consents. All Seller Required Consents shall have been duly obtained and shall continue to be in full force and effect.

6.4          Frustration of Closing Conditions. No party may rely on the failure of any conditions set forth in this Article 6 to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 7.5.

ARTICLE 7Additional Covenants

7.1          Conduct of Business. Except as expressly contemplated by this Agreement, from the date of this Agreement until the Closing, Seller shall carry on its businesses and operations in the ordinary course consistent with past practice, and continue to use, operate, maintain and repair all Purchased Assets in good operating condition and repair and in accordance with all Governmental Approvals, all Contracts and all applicable Governmental Rules and otherwise in accordance with prudent business practice consistent with past practice. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or required by the terms of any Governmental Approvals, any Contract or any applicable Governmental Rules, Seller shall not do any of the following without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned):

(a)           modify or amend its Organizational Documents in a way that would adversely affect the consummation of the transactions contemplated by this Agreement or any Related Agreement;

(b)          modify, enter into, terminate or amend any contract (including any Contract) involving aggregate payments in excess of $50,000 that cannot be terminated on ninety (90) days or less notice without liability, or that is otherwise material to the Purchased Assets and the Project, other than any contract entered into with Buyer or any of its Affiliates;

(c)           enter into any agreement to sell, transfer or lease, or grant or convey any interest in, any of the Purchased Assets (other than immaterial or obsolete assets in the ordinary course of business consistent with past practice);

(d)           extend, modify, amend, or enter into any contract with any of its Affiliates, except in the ordinary course of business consistent with past practice or as may be necessary in connection with the termination or settlement of the Installment Sale Arrangement, the Excluded Liabilities or any other transactions contemplated herein;

(e)           make or incur capital expenditures that, individually, is in excess of $50,000 or make or incur any capital expenditures which, in the aggregate, are in excess of $250,000;

(f)	enter into any material lease, license or easement of real property;

(g)          issue, grant, sell or encumber any equity interest or any right relating thereto or make any other changes in its equity capital structure, to the extent such event could reasonably be expected to materially and adversely impact Seller’s ability to consummate the transactions contemplated herein;

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(h)           acquire by merging or consolidating with, by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets that are material, individually or in the aggregate, to the Purchased Assets;

(i)            sell, lease, transfer, convey, license or otherwise dispose of, or mortgage, pledge or impose or suffer to be imposed any Encumbrance (other than Permitted Encumbrances) on, any of the Purchased Assets;

(j)	cancel any debts owed to or claims held by it (other than Excluded Liabilities);

(k)           settle any contingent liabilities with respect to the Purchased Assets (other than Excluded Liabilities);

(l)	make any fundamental change in its business or operations;
(m)	incur any indebtedness for borrowed money (other than Excluded Liabilities); or

(n)           authorize or commit to do or agree to take, whether in writing or otherwise, any of the foregoing actions.

7.2          General Pre-Closing Covenants of Seller. Until the Closing Date, Seller shall, unless Buyer shall otherwise agree in writing, or except as shall otherwise be required in order to comply with the requirements of any Contract, Governmental Rule or Governmental Approval, do or cause to be done the following:

7.2.1       Full Access. Permit Buyer and its representatives, agents, counsel and accountants upon reasonable notice and in compliance with reasonable rules and regulations of Seller (and any Affiliate thereof) to have access, at Buyer’s expense, during normal business hours to all properties, books, accounts, records, contracts, files, correspondence and documents of or relating to the Purchased Assets, and permit Buyer to cause its agents to conduct such reviews, inspections, surveys, tests and investigations of the Project, the Purchased Assets and the Assumed Liabilities, as Buyer deems reasonably necessary or advisable regarding Buyer’s due diligence review or preparations for Closing, so long as the same does not unreasonably interfere with the conduct of business by Seller (or its Affiliates); provided, however, that Buyer will not be entitled to conduct any “Phase 2” environmental studies or assessments or take any samples of water or other materials or conduct any tests that involve removing soil or penetrating the subsurface of any lands; provided, further, that Buyer will indemnify and hold harmless Seller Parties from and against any Losses caused to them by or in connection with any such reviews, inspections, surveys, tests and investigations by Buyer or its representatives, agents, counsel and accountants (including restoring any such premises to the condition substantially equivalent to the condition such premises were in prior to any such investigation).

7.2.2       Furnishing Information. To the extent not otherwise publicly available through FERC, the U.S. Securities and Exchange Commission, the Illinois Environmental Protection Agency, the Illinois Public Utilities Commission, the Illinois Secretary of State or the county registrar for Piatt County, Illinois, make available or cause to be made available to Buyer and its representatives originals or copies of all Governmental Approvals, Contracts and other documents, records, data and information concerning such businesses, assets, finances and properties of or relating to the Project, the Purchased Assets or the Assumed Liabilities that may be reasonably requested by Buyer, in each case that are in the possession or control of any Seller Party. If Buyer desires to retain copies of any such information, the cost of making such copies shall be for Buyer’s account. To the extent reasonably requested by Buyer,

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Seller will assist Buyer in obtaining such information relating to the Purchased Assets that is reasonably available to any Seller Party. All information provided or obtained under this Section 7.2.2 shall be held by Buyer in accordance with, and remain subject to, the terms of the Confidentiality Agreement, and Buyer agrees that the terms of the Confidentiality Agreement will apply to any books, records, data, documents and other proprietary information provided to Buyer pursuant to this Agreement.

7.2.3       Representations and Warranties. Refrain from doing, or causing to be done, or permitting (to the extent within its reasonable control) to occur anything which would cause the representations and warranties set forth in Article 4 or hereof from being true, complete and accurate in all material respects on the Closing Date.

7.2.4       Notification. Promptly after obtaining knowledge of the same notify Buyer in writing of any event, circumstance or condition that results in, with the passage of time or notice, or both, would reasonably be likely to result in (a) any representation or warranty made to or for the benefit of Buyer under this Agreement being false in any material respect at any time, (b) any condition to Closing for the benefit of Buyer being unable to be satisfied or (c) the inability of Seller to perform any of its obligations hereunder. Notwithstanding the giving of any notice under this Section 7.2.4, the closing condition set forth in Section 6.2.1 must be satisfied (or waived by Buyer) in accordance with its terms.

7.3          Transition and Integration Support. The parties and their respective Affiliates will cooperate to take such actions and use such efforts as may be reasonably required or requested by either party to provide an orderly transition of the Purchased Assets and the Project to Buyer, and to support Buyer’s efforts to integrate the Purchased Assets and the Project into its system, in order to minimize any disruption that may result from the transactions contemplated hereby, all without cost, charge or expenses to, or reimbursement from, the other party. The covenants contained in this section shall continue for a reasonable time after Closing not to exceed thirty (30) days. Such actions and efforts shall include coordination to facilitate the transfer of any Software or software licenses included within the Purchased Assets or otherwise necessary for the operation of the Project. In connection with the foregoing, (i) Seller’s obligations under this Section will be limited to the extent it is reasonably capable of providing such actions and efforts after Closing; (ii) Buyer will promptly reimburse Seller for Seller’s reasonable out-of-pocket costs and expenses actually paid to unaffiliated third parties for such actions and efforts requested by Buyer; and (iii) to the extent that Buyer requests that Seller retain any Project employees or personnel during the transition support period to provide actions or efforts under this Section and Seller, at its option, retains such Project employees or personnel following the Closing, Buyer will promptly reimburse Seller for Seller’s reasonable salary expenses incurred in such retention.

7.4          Premerger Notification Under the HSR Act. The parties will each promptly (but in any event within twenty (20) days following the date of this Agreement) prepare and file a premerger notification with the DOJ and the FTC, will cooperate with each other in connection with the preparation of such notification, and will cooperate in responding to all inquiries and requests for further information associated with the HSR Act filing, if issued by the FTC or DOJ.

7.5          Filings, Consents and Satisfaction of Closing Conditions. As promptly as practicable, Seller and Buyer shall each use its commercially reasonable efforts to make, or cause to be made, all such filings and submissions and obtain or cause to be obtained all such consents and approvals applicable to it, in order to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. Each party will reasonably cooperate with the other with respect to all such filings, submissions consents and approvals, as requested by the party seeking the same. Copies of all filings and submissions (other than those made pursuant to Section 7.4), consents and approvals received by any party shall promptly be delivered to the other parties hereto. Seller and Buyer will each execute and deliver at the Closing each document such entity is required to execute and deliver as a condition to the Closing, will

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take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to Closing within such entity’s reasonable control, and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

7.6          Provision of Information. The originals (or where not available a copy thereof) of the books and records, accounts, contracts and other documents (including all Contracts and Governmental Approvals) constituting Purchased Assets or Assumed Liabilities shall be delivered to Buyer on the Closing Date or promptly thereafter, but in no event later than fifteen (15) days after the Closing Date, subject to the right of Seller to have access to such originals for review and copying (at Seller’s expense) upon certification of reasonable need therefor. Such originals shall be delivered at the Closing or at such other locations as mutually agreed by the parties.

7.7          Change of Name. Buyer agrees that within ninety (90) days after the Closing, Buyer will remove the name “Aquila” from all signs, stationary and other items constituting Purchased Assets.

7.8          Credit Support Obligations. Schedule 7.8 sets forth each guarantee and other credit support obligation of a Seller Party (other than any Assumed Agreement) under or related to the Assumed Agreements (the “Credit Support Obligations”). Buyer agrees that, to the extent reasonably required by a beneficiary of any such Credit Support Obligation, Buyer shall deliver to each such beneficiary a replacement guarantee or other credit support obligation acceptable to such beneficiary, with respect to each Credit Support Obligation of the Seller Parties.

7.9          Proration. Except with respect to matters involving Taxes under Section 9.1(c), all charges, payments or expenses with respect to the Project for periods prior to the Closing Date, but due and payable after the Closing Date, shall be the responsibility of both Buyer and Seller on a pro rata basis (i.e., each party shall be responsible for its share of all such charges, payments or expenses based on the period of time that the charge, payment or expense at issue covers in relation to the Closing Date). Whenever one party pays such a charge, payment or expense, it shall promptly send a written notice to the other party requesting reimbursement of such other party’s pro rate share thereof, and such other party shall promptly comply with such request. Nothing in this Section is intended to impose liability on Buyer for any liability or obligation other than the Assumed Liabilities.

7.10	Employee Matters.

(a)           The Seller Parties shall be responsible for payment of all compensation earned and benefits accrued by Employees prior to the Closing Date.

(b)           The Seller Parties shall be solely responsible for all liabilities in respect of all costs arising out of payments and benefits relating to the termination or alleged termination of the employment of any Employee with any Seller Party on or prior to the Closing Date (including as a result of the consummation of the transactions contemplated hereby), including any amounts required to be paid, and the costs (including any payroll taxes) of providing benefits (including any medical or other welfare benefits, outplacement benefits, and accrued vacation), under any Employee Benefit Plan or severance, separation, redundancy, termination or similar plan, program or practice that impacts or affects bargaining agreements with a labor organization or a contract, agreement, individual employment contract, or under applicable law or regulation. Without limiting the foregoing, Buyer shall not be obligated to reimburse any Seller Party for the payment of any severance pay or any other amounts which are paid to or on behalf of such Employees under the terms of the Aquila workforce transition plan.

(c)           Prior to the Closing Date, Buyer shall inform Seller of the identity of the Operating Contractor. Seller shall (and shall cause its Affiliates to) cooperate in good faith with the

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Operating Contractor and provide the opportunity to the Operating Contractor to interview the Employees at reasonable times and places designated by the Operating Contractor. Buyer shall use commercially reasonable efforts to cause the Operating Contractor to make employment offers to all Employees on terms and conditions substantially similar to their existing employment with Seller and which shall include: (i) a provision providing Employees with severance pay under substantially similar terms as those provided under the Aquila workforce transition plan if they are involuntarily terminated without cause by the Operating Contractor within twelve (12) months of the Closing; and (ii) a provision providing Employees hired by the Operating Contractor credit for service with Aquila for purposes of eligibility to participate in any employee benefit plans sponsored by the Operating Contractor. Notwithstanding the foregoing, the decision on whether to offer employment to any of the Employees shall be solely the responsibility of the Operating Contractor. Buyer shall not be responsible or liable for any failure or refusal to hire any Employee by the Operating Contractor.

(d)           Prior to the Closing Date, Seller shall (and shall cause its Affiliates to) cooperate in good faith with the Operating Contractor to determine, and effectuate, the most expeditious procedures subject to the limitations of applicable law, for providing the Operating Contractor with personnel records relating to Employees hired by the Operating Contractor.

(e)           The Seller Parties shall retain responsibility for any valid claim under the Aquila Welfare Plan for medical, dental, disability or life insurance or for workers’ compensation benefits made by any Employee hired by the Operating Contractor arising from a claim incurred on or before the Closing Date.

(f)           The Seller Parties shall be responsible for satisfying “continuation coverage” requirements for all “group health plans” under Section 4980B of the Code, Part 6 of Title I of ERISA and comparable state law (“COBRA”) with respect to (i) each Employee who does not become employed by the Operating Contractor (and any spouse, dependent or beneficiary of such Employee); and (ii) each Employee who becomes employed by the Operating Contractor (and any spouse, dependent, or beneficiary of such Employee) with respect to qualifying events that occur prior to the Closing.

(g)           Nothing in this Agreement shall cause or require Buyer or the Operating Contractor to offer to employ, employ, or continue to employ any Employee for any period of time following the Closing Date.

(h)           Following the Closing, the Seller Parties shall retain all liabilities and obligations relating to or arising out of any Employee Benefit Plans, or otherwise relating to or arising out of the employment of any individual before the Closing Date by any of the Seller Parties.

(i)            The Seller Parties shall not be responsible for any liabilities or obligations relating to or stemming from (a) Buyer’s or the Operating Contractor’s interviews of Employees, (b) Buyer’s or the Operating Contractor’s hiring decisions relating to Employees, or (c) Buyer’s or the Operating Contractor’s employment of former Employees of the Seller Parties.

(j)            Notwithstanding anything to the contrary herein, the parties agree that neither Seller nor its Affiliates shall have any obligation to continue the employment of any Employee following the Closing Date.

7.11	Assumed Agreements; Support Arrangements.

7.11.1     To the extent that the rights of any Seller Party under any Assumed Agreement may not be assigned without the consent of another Person which consent has not been obtained by the

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Closing Date, this Agreement shall not constitute an agreement to assign the same, if an attempted assignment would constitute a breach or termination thereof or be unlawful.

7.11.2     Seller agrees that if any consent to an assignment of any Assumed Agreement shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights and obligations under the Assumed Agreement in question, so that Buyer would not in effect acquire the benefit of all such rights and obligations, Seller shall (or shall cause its Affiliates to), at Buyer’s option and to the maximum extent permitted by law and such Assumed Agreement, immediately following the Closing either (a) appoint Buyer to be the agent of such Seller Party, as applicable, with respect to such Assumed Agreement, or (b) enter into such reasonable arrangements with Buyer or take such other actions as are necessary to provide Buyer with the same or substantially similar rights and obligations of such Assumed Agreement as Buyer may reasonably request. The parties shall, and shall cause their respective Affiliates to, cooperate and use commercially reasonable efforts prior to and after the Closing Date to obtain an assignment to Buyer of each Assumed Agreement.

To the extent (i) Seller or an Affiliate of Seller, as the case may be, is on the Closing Date authorized and able to enter into an arrangement designed to transfer the benefits and/or obligations under any contract to Buyer pursuant to an arrangement contemplated by this Section 7.11.2 and (ii) such arrangement will actually transfer such benefits and/or obligations to Buyer, then Buyer will not be entitled to, and Buyer agrees not to, claim that the failure to assign any such contract to Buyer at the Closing shall constitute an event allowing Buyer to terminate this Agreement pursuant to Section 10.1 or failure to satisfy any of the closing conditions set forth in Section 6.2.

7.11.3     To the extent that any Seller Party agrees to continue to deliver fuel, capacity and/or power to Buyer or its Affiliates after the Closing Date pursuant to arrangements entered into in pursuant to Section 7.11.2(b), the Seller Party will purchase the fuel, capacity and/or power under such contract and to resell it to Buyer until the earlier of the expiration of the term of such contract or consent to such assignment has been obtained, provided that the term of such contracts shall not be extended. The price to be charged to Buyer or its Affiliates under any such arrangements will equal the aggregate of the purchase price of such fuel, capacity and/or power under the underlying contract, plus the costs (e.g., charges for overhead and labor) reasonably allocated by Aquila to such Seller Party, in a manner consistent with Aquila’s past practice; provided, however, that in no event will Aquila be entitled to charge a profit margin under its cost allocation methods. Buyer shall make payment to Seller in this circumstance on an “as incurred” basis.

7.12        Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, or demand (other than against the other party) in connection with (a) any transaction contemplated under this Agreement, (b) any Purchased Asset or (c) any fact, situation, circumstance, status, condition, activity, practice, plan, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, each other party shall cooperate with the contesting or defending party and its counsel in the defense or contest, make available personnel, and provide such testimony and access to books and records as shall be reasonably necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefore under Article 8).

7.13        Further Assurances. Each party shall (and shall cause its Affiliates to), on request, before, on and after the Closing Date, cooperate with each other by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably requested by any of the parties or their counsel to consummate or otherwise further implement or effectuate the transactions contemplated by this Agreement and the Related

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Agreements; provided, that no party shall be required to incur any additional liability or unreimbursed expenses in connection with any such request.

7.14        Confidentiality. From and after the Closing Date, Seller will not disclose any Confidential Information to any Person, and will cause its Affiliates to comply with this provision. “Confidential Information” means all information, belonging or relating to Seller with respect to the Purchased Assets or the operation of the Project which is not generally known to the public, including business or trade secrets, methods, formulas, know-how, processes, costs, plans, research and development and financial information. except (A) to the extent that the Seller Parties must disclose the Confidential Information in order to (i) comply with its obligations or enforce its rights hereunder or under any Related Agreement, (ii) comply with its obligations under any Assumed Agreement (to the extent the Seller Party is not released from its obligation thereunder), or (B) to the extent such Confidential Information (i) relates to any Excluded Assets or Excluded Liabilities, (ii) becomes generally available to the public other than as a result of disclosure by the Seller Parties, (iii) is necessary or appropriate to disclose to a Governmental Authority (provided, that the disclosing party will promptly inform Buyer of any material Confidential Information to be disclosed to a Governmental Authority), or (iv) is permitted by Buyer in writing to be disclosed.

7.15        Nonsolicitation. For two (2) years after the Closing Date, Seller will not (and will cause its Affiliates to not), cause any Employee hired or retained by Buyer or the Operating Contractor with respect to the operation of the Project or the Purchased Assets to terminate their employment or relationship with Buyer or the Operating Contractor or their Affiliates with respect to the Project or the Purchased Assets.

7.16        Exclusivity. Prior to the Closing, Seller will, and will cause its Affiliates and representatives to, cease and cause to be terminated all activities, discussions and negotiations, if any, with any Person (an “Acquisition Proposal”) related to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Seller (including any acquisition of Seller structured as a merger, consolidation, or share exchange). Seller will use its commercially reasonable efforts to cause any Person that, since June 30, 2005, has received confidential information about Seller’s business or operations (including the Purchased Assets) from or on behalf of Seller or its Affiliates in connection with an Acquisition Proposal to return or destroy all such confidential information. Seller agrees that, until the earlier of the Closing or the termination of this Agreement, neither Seller nor any of its Affiliates or representatives will (i) solicit, initiate, or encourage the submission of any Acquisition Proposal or offer in respect thereof from any Person or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing; provided, however, that an “Acquisition Proposal” shall not include any discussions, negotiations or any other activities (including the execution of, and performance under, definitive transaction documents), if any, involving any merger, consolidation, or other reorganization of Aquila with another Person, provided that in any such transaction or event the obligations under this Agreement shall continue. Seller will notify Buyer of any Acquisition Proposal as soon as commercially practicable following Seller’s receipt of, or Seller otherwise becoming aware of, any Acquisition Proposal.

7.17        FERC Proceedings and Audits. Seller shall coordinate with and involve Buyer in (a) all filings made to the FERC in connection with the transactions contemplated by this Agreement and (b) the defense by Seller against any audit or investigation commenced by the FERC that relates, in whole or in part, to the Purchased Assets prior to the Closing Date, including the MISO investigation described on Schedule 4.8(b).

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7.18        Installment Sale Arrangement. Prior to or within thirty (30) days after Closing, Seller (or its Affiliates, as applicable) shall settle or terminate the Installment Sale Arrangement and pay all applicable sales or other tax liabilities to the state of Illinois or any other Governmental Authority. Seller shall provide Buyer with copies of all documents related to such settlement and termination, and the related payment of sales or other tax liabilities.

7.19        Illinois Notice Filing. At least fifteen (15) days prior to the Closing Date, Seller will file Illinois Form CBS-1, Notice of Sale or Purchase of Business Assets, with the Illinois Department of Revenue, and will provide Buyer with a copy of such filing.

ARTICLE 8Remedies for Breaches of this Agreement

8.1	Survival.

(a)           The representations and warranties of Seller contained in Section 4.24(a) (Real Property Interests) and the last sentence of Section 4.23 (Ownership of Purchased Assets; Permitted Encumbrances), shall survive for three (3) years following the Closing Date, and the warranties of Seller in the Deeds shall survive forever after the Closing Date.

(b)           All other representations and warranties of the parties shall survive for eighteen (18) months following the Closing Date.

8.2	Remedies of Buyer and Indemnification by Seller.

(a)           In the event that Seller breaches the covenants provided in Section 3.2.1, Buyer shall be entitled to specific performance against Seller.

(b)           In the event that Seller breaches any of its representations, warranties, covenants and agreements contained herein and, provided that Buyer makes a written claim for indemnification against Seller pursuant to Section 11.7 regarding a fact, event or circumstance occurring within the applicable survival period specified in Section 8.1, then Seller shall indemnify, defend, reimburse and hold harmless each Buyer Indemnified Party from and against Losses that a Buyer Indemnified Party shall suffer in connection with such breach; provided, however, that (i) Seller shall only have any obligation to indemnify, defend, reimburse and hold harmless any Buyer Indemnified Party from and against Losses arising from a breach of representations or warranties, to the extent the Buyer Indemnified Party has suffered Losses by reason of such breach in excess of the Threshold Amount (it being understood that subject to the following clause (ii), the full amount of such Losses, (including the Threshold Amount) shall be indemnifiable), and (ii) the maximum amount of all indemnification payments with respect to representations and warranties made by Seller under this Section 8.2(b) to any and all Buyer Indemnified Parties shall not exceed an amount equal to the Cap Amount.

(c)           Notwithstanding any limitations contained in Section 8.2(b) to the contrary and without duplication, Seller shall indemnify, defend, reimburse and hold harmless the Buyer Indemnified Parties from and against any and all Losses due to (i) breaches of the representations and warranties of Seller contained in the last sentence of Section 4.23, to the extent relating to the Generators, (ii) the Excluded Liabilities, (iii) breaches of covenants or agreements (other than representations and warranties), (iv) matters constituting fraud or intentional misrepresentation, or (v) any audit or investigation commenced by FERC that relates to the Purchased Assets or the Project prior to the Closing, all without any application of the Threshold Amount or Cap Amount.

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8.3          Indemnification by Buyer. In the event that Buyer breaches any of its representations, warranties, covenants and agreements contained herein and, provided that Seller makes a written claim for indemnification against Buyer pursuant to Section 11.7 regarding a fact, event or circumstance occurring within the applicable survival period specified in Section 8.1, then Buyer shall indemnify, defend, reimburse and hold harmless a Seller Indemnified Party from and against the entirety of any Losses suffered by a Seller Indemnified Party in connection with such breach; provided, however, that (i) Buyer shall only have any obligation to indemnify, defend, reimburse and hold harmless any Seller Indemnified Party from and against Losses arising from a breach of representations or warranties to the extent the Seller Indemnified Party has suffered Losses by reason of such breach in excess of the Threshold Amount (it being understood that subject to the following clause (ii), the full amount of such Losses (including the Threshold Amount) shall be indemnifiable), and (ii) the maximum amount of all indemnification payments with respect to representations and warranties made by Buyer under this Section 8.3 to any and all Seller Indemnified Parties shall not exceed an amount equal to the Cap Amount. Buyer will indemnify and hold harmless the Seller Indemnified Parties from and against any and all Losses due to (i) the Assumed Liabilities, (ii) breaches of covenants or agreements (other than representations and warranties), or (iii) matters constituting fraud or intentional misrepresentation, all without any application of the Threshold Amount or Cap Amount.

8.4          Procedure for Third-Party Claims. Promptly after receipt by a party (the “Indemnified Party”) of notice of a claim by a third party which may give rise to a claim for indemnification against the other party (the “Indemnifying Party”), the Indemnified Party shall notify the Indemnifying Party thereof in writing; provided, however, that the failure promptly to give such notice shall not affect any right to indemnification hereunder except to the extent that such failure has prejudiced the Indemnifying Party. The Indemnifying Party shall, within ten (10) days of receipt of such written notice, assume on behalf of the Indemnified Party and conduct with due diligence and in good faith the defense thereof with counsel reasonably satisfactory to the Indemnified Party; provided, however, that (a) the Indemnified Party shall have the right to be represented therein by advisory counsel of its own selection and at its own expense and (b) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from, additional to or inconsistent with those available to the Indemnifying Party, the Indemnified Party shall have the right to select separate counsel reasonably acceptable to the Indemnifying Party to participate in the defense of such action on its own behalf at the expense of the Indemnifying Party (in lieu of any counsel required to be retained pursuant to the portion of this sentence preceding this proviso). If an Indemnifying Party fails to assume the defense of an indemnifiable claim, then the Indemnified Party may at the Indemnifying Party’s expense, and without prejudice to its right to indemnification, contest (or, with the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed), settle such claim. The Indemnifying Party may not enter into a settlement with respect to any indemnifiable claim without the consent of the Indemnified Party unless such settlement is limited to a payment of money for which the Indemnified Party is fully indemnified by the Indemnifying Party. The parties will cooperate fully with one another in connection with the defense, negotiation or settlement of any indemnifiable claim.

8.5          Waiver of Closing Conditions. The parties acknowledge and agree that if any party hereto has Knowledge of a material failure of any condition set forth in Article 6 or of a material breach by any other party of any covenant or agreement contained in this Agreement, and such party proceeds with the Closing, such party shall be deemed to have waived such condition or breach (but then only to the extent of such party’s Knowledge at Closing) and such party and its successors, assigns and Affiliates shall not be entitled to be indemnified pursuant to this Article 8, to sue for damages or to assert any other right or remedy for any losses arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any Related Agreement.

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8.6          Materiality, Mitigation, Etc; Indemnification Payments as Adjustments to the Purchase Price.

(a)           Notwithstanding anything herein to the contrary, after the occurrence of a breach of any representations and warranties contained herein or in the Related Agreements, any standard, threshold or reference to “material,” “Material Adverse Effect” or other materiality qualifiers shall be disregarded for purposes of determining the Losses of an Indemnified Party under Article 8.

(b)           An Indemnified Party shall use commercially reasonable efforts to mitigate all losses, damages and the like relating to a claim under this Article 8, including availing itself of any defenses, limitations, rights of contribution, claims against third parties and other rights at law or in equity. The Indemnified Party’s commercially reasonable efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any Loss or expenses for which indemnification would otherwise be due.

(c)           An Indemnifying Party shall, upon the making of any indemnification payment, be subrogated in full to the rights of the Indemnified Party with respect to the losses, damages and the like to which such indemnification relates to the extent of any indemnification payment.

(d)           All indemnification payments under this Article 8 shall be deemed adjustments to the Purchase Price.

8.7          Exclusive Remedy. The parties acknowledge and agree that the foregoing remedy and indemnification provisions of this Article 8 together with, should the Closing occur, the provisions of the Deeds, shall be the sole and exclusive remedy of the parties with respect to the transactions contemplated by this Agreement (other than Sections 7.10, 7.11, 7.12, 7.14 and 7.15), except in the event of fraud. In furtherance of the foregoing, each party hereby waives to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it has against the other party arising under or based upon any Federal, state or local statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Article 8).

ARTICLE 9Tax Matters

9.1	Preparation of Tax Returns.

(a)           Seller shall timely prepare and file, or shall cause to be timely prepared and filed, with the appropriate Taxing authorities, all Non-Income Tax Returns that are required to be filed with respect to the Purchased Assets for any Pre-Closing Tax Period and all Non-Income Taxes required to be paid prior to the Closing Date (determined without regard to extensions) and shall timely pay all such Non-Income Taxes.

(b)           Buyer shall timely prepare and file, or shall cause to be timely prepared and filed, with the appropriate Taxing authorities, all Non-Income Tax Returns with respect to the Purchased Assets for any Post-Closing Tax Periods, all Non-Income Taxes required to be paid subsequent to the Closing Date (determined without regard to extensions, but not including any Non-Income Taxes that relate to Non-Income Tax Returns that are required to be filed with respect to the Purchased Assets for any Pre-Closing Tax Period) and all Non-Income Taxes due with respect to the Straddle Period and shall timely pay all such Non-Income Taxes; provided, however, that Buyer shall protest any property tax assessment with respect to the Project that is inconsistent with the split between real and personal property accorded the Project on the original assessments for the 2003 and 2004 tax years unless the Property Tax Litigation

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has been finally settled and resolved. Buyer shall provide Seller with a draft of Tax Returns related to the Straddle Period 30 days prior to the due date of such Tax Returns, including extensions.

(c)           Any regular periodic Tax charges paid by Seller or Buyer with respect to any of the Purchased Assets, including amounts payable with respect to all real property, personal property and similar Taxes relating to the Purchased Assets which relate to periods both before and after the Closing Date, shall be prorated and adjusted between Seller and Buyer, with Buyer reimbursing Seller (on the Closing Date or within ten (10) business days of the receipt of an invoice from Seller) for that portion of such Tax charges paid by Seller that relate to the period commencing on the day following the Closing Date and with Seller reimbursing Buyer (within ten (10) business days of the receipt of an invoice from Buyer) for that portion of such Tax charges paid by Buyer that relate to the period ending on the Closing Date. For purposes of determining the amount of any regular periodic Tax charges that is attributable to the portion of the period ending on the Closing Date and to the portion of the period commencing on the day following the Closing Date, such amount shall be determined by multiplying the amount of such regular periodic charges for the entire Taxable period by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date or the number of days commencing with the day following the Closing Date, as the case may be, and the denominator of which is the number of days in the taxable period. In the case of any Tax based upon or related to income or receipts, such amount shall be equal to the amount that would be payable if the relevant tax period ended on the Closing Date.

9.2          Tax Indemnification. Without duplication, Seller shall indemnify, defend and hold Buyer and its Affiliates harmless from and against (a) any and all Taxes attributed to Purchased Assets related to or arising out of the Pre-Closing Tax Period or portion of the Straddle Tax Period that ends on the Closing Date, (b) any and all Taxes related to or arising out of the Property Tax Litigation, and (c) any and all Taxes related to or arising out of the termination of the Installment Sale Arrangement. Buyer shall indemnify, defend and hold Seller and its Affiliates harmless from and against any and all Taxes attributable to the Purchased Assets related to or arising out of the Post-Closing Tax Period or portion of the Straddle Period commencing on the day following the Closing Date.

9.3          Tax Proceedings. Seller shall have the exclusive right to control any Tax Proceeding relating to the Purchased Assets for any Pre-Closing Tax Period or portion of the Straddle Period ending on the Closing Date; provided, however, that, without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned), Seller shall not settle, release, waive, modify, compromise, or pay any claim with respect to the Property Tax Litigation on terms that are materially inconsistent with respect to the split between real and personal property accorded the Project on the original assessments for the 2003 and 2004 tax years. Buyer shall have the exclusive right to control any Tax Proceeding relating to the Purchased Assets for any Post-Closing Tax Period; provided, however, that, without the prior written consent of Seller (such consent not to be unreasonably withheld, delayed or conditioned), Buyer shall not settle, release, waive, modify, compromise, or pay any property taxes relating to the Project that is inconsistent with respect to the split between real and personal property values that was accorded the Project by the Seller Parties on the property tax returns filed for the years 2003 and 2004 unless the Property Tax Litigation has been finally settled and resolved.

9.4          Tax Cooperation. Seller and Buyer agree that they shall reasonably cooperate and cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all returns (including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to Taxes) and pursuing all Tax contests.

9.5          Tax Refunds. To the extent, any audit or examination, a claim for refund, the filing of an amended Tax Return or otherwise results in any refund of Taxes paid attributable to any Pre-Closing

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Tax Period or Straddle Tax Period ending on the Closing Date, any such refund shall belong to the Seller Parties, provided that in the case of any Tax refund with respect to any Straddle Tax Period, the portion of such Tax refund shall belong to Seller shall be that portion that is attributable to the portion that ends on the Closing Date and Buyer shall promptly pay any such refund to Seller. All other refunds shall belong to Buyer and, to the extent paid to Seller, will be promptly paid to Buyer.

9.6          Sales and Transfer Taxes. Transfer Taxes in connection with the transfer of the Purchased Assets or otherwise in connection with the consummation of the transactions contemplated by this Agreement and the Related Agreements shall be paid by Buyer.

9.7          FIRPTA Certificate. Seller shall deliver to Buyer at the Closing a certificate, in form and substance reasonably satisfactory to Buyer, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

9.8	Purchase Price Allocation.

(a)           Buyer shall present a draft (the “Proposed Allocation”) of the Purchase Price allocation (the “Allocation”), prepared in accordance with the provisions of Section 1060 of the Code, to Seller for review within one hundred eighty (180) days after the Closing Date. Seller shall assist Buyer in the preparation of the Proposed Allocation and Buyer shall provide Seller and its respective employees, agents and representatives access at all reasonable times to the personnel, properties, books and records of Seller for such purpose. Except as provided in Section 9.8(b), at the close of business on such date that is thirty (30) days after delivery of the Proposed Allocation, the Proposed Allocation shall become binding upon Buyer and Seller, and shall be the Allocation.

(b)           Seller shall raise any objection to the Proposed Allocation in writing within 30 days of the delivery of the Proposed Allocation. If Seller raises any such objection, Buyer shall negotiate in good faith to resolve any disputes with respect to the Proposed Allocation. If Buyer and Seller cannot resolve any such disputes, they will enter into binding arbitration with respect to the disputed items with an arbiter agreed to by the parties. The costs of such arbiter shall be borne equally by the Seller Parties, on the one hand, and Buyer, on the other.

(c)           Seller and Buyer agree, for all Tax purposes, to allocate any adjustment to the Purchase Price to the item or items to which it is principally attributable.

ARTICLE 10            Termination

10.1        Termination. This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:

(a)	by the mutual agreement of Buyer and Seller in writing;

(b)           by written notice from Buyer to Seller, or from Seller to Buyer, as applicable, if at any time (i) the other party or its Affiliates fails to perform any material obligation hereunder in a timely manner and fails to cure the same promptly after written notice thereof, or (ii) any representation or warranty of the other party or its Affiliates hereunder proves to be false in any material respect (or with respect to any representation or warranty with a materially standard, in all respects) and is not promptly cured after written notice thereof, except to the extent that any such representation or warranty is made as of a specified date, in which case, such representation or warranty shall have been true and correct in all material respects as of such date unless the circumstances that made any such representation or warranty false or misleading at the time shall no longer be continuing;

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(c)           by written notice from either party hereto to the other party hereto if the Closing contemplated hereunder has not taken place on or before June 1, 2006, as such date may be extended by either party hereto for up to ninety (90) additional days to the extent required by such party to obtain Seller Governmental Consents or Buyer Governmental Consents, as the case may be; provided, however, that a party hereto may not terminate this Agreement if the Closing fails to occur because conditions to Closing within the control of such party or its Affiliates have not been satisfied; and

(d)	as provided in Section 11.14.

10.2        Effect of Termination. In the event that this Agreement is terminated pursuant to this Article 10, then no party hereto shall have any further liability or obligation to any other party hereunder, except to the extent resulting from a party’s breach of its obligations hereunder; provided, that the Confidentiality Agreement and the following provisions shall survive termination: (a) Article 8, (b) this Section 10.2, and (c) Article 11.

ARTICLE 11            Miscellaneous

11.1        Transaction Costs. Except as otherwise expressly provided herein, Buyer, on the one hand, and Seller, on the other, shall pay all of its own costs and expenses (including attorneys’ fees and other legal costs and expenses and accountants’ fees and other accounting costs and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

11.2        Entire Agreement. This Agreement represents the entire understanding and agreement among the parties with respect to the subject matter hereof and, except as set forth in Section 11.16, supersedes all other negotiations, understandings and representations (if any) made by and among such parties.

11.3        Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by each of the parties hereto.

11.4        Assignments. No party hereto shall assign its rights and/or obligations hereunder without the prior written consent of each other party to this Agreement. Notwithstanding the foregoing, Buyer may designate an Affiliate to take title to the Purchased Assets and assume the Assumed Liabilities hereunder, provided that Buyer shall remain fully liable for its obligations and liabilities hereunder and provided that such designee delivers appropriate documents at the Closing, as contemplated by Article 3.

11.5        Binding Effect. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.

11.6        Headings. The headings contained in this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

11.7        Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) (a) hand delivered by messenger or courier service, (b) delivered by express courier service (e.g., FedEx), (c) telefaxed or (d) mailed by registered or certified mail (postage prepaid), return receipt requested, addressed as follows:

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To Buyer:

Union Electric Company
1901 Chouteau Avenue
St. Louis, Missouri 63103
Attention: General Counsel
Fax: (314) 554-4014

To Seller:

Aquila Piatt County Power L.L.C.
20 West Ninth Street
Kansas City, MO 64105
Attention: General Counsel
Fax: (816) 467-3486

or to such other address as any party may designate by notice complying with the terms of this Section 11.7. Each such notice shall be deemed delivered (i) on the date actually delivered if by messenger or courier service or express courier service; (ii) on the date of confirmed answer-back if by telefax so long as a duplicate copy is sent immediately by methods (a), (b), or (d) above; and (iii) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

11.8        Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

11.9        Waivers. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder. Any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver or any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

11.10      Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement or any Related Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement or any Related Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all related expenses (including all such fees, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include paralegal fees, investigative fees, administrative costs and all other customary charges billed by the attorney to the prevailing party.

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11.11      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Confirmation of execution or delivery by telefax, email or other electronic means of a signature page shall be binding upon any party so confirming or delivering.

11.12	Governing Law; Submission to Jurisdiction.

11.12.1   GOVERNING LAW. THIS AGREEMENT AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MISSOURI, OTHER THAN ANY THEREOF THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

11.12.2   SUBMISSION TO JURISDICTION. THE PARTIES HERETO HEREBY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MISSOURI FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO WAIVES ANY OBJECTION WHICH IT MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY OF SUCH COURTS AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH ABOVE (OR SUCH OTHER ADDRESS AS SUCH PARTY MAY SPECIFY BY WRITTEN NOTICE DELIVERED TO THE OTHER PARTY), SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.

11.12.3   ENFORCEMENT OF JUDGMENTS. EACH PARTY HERETO AGREES THAT FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

11.13      Preparation of Agreement. This Agreement shall not be construed against any party deemed responsible for its preparation. The parties acknowledge each contributed and is equally responsible for its preparation.

11.14      Schedule Supplements. Each party shall have the right to supplement such party’s Schedules to this Agreement to reflect (i) changes in the operation of the Project or the Purchased Assets consented to by Buyer and (ii) facts, events or circumstances occurring subsequent to the date hereof (or, in the case of items that are based on a party’s Knowledge, matters of which such party first acquires such Knowledge after the date hereof); provided, that the supplementing party provides such supplement to the other party promptly upon the supplementing party becoming aware of such changes, facts, events or circumstances.

(a)           To the extent that any such subsequent facts, events or circumstances (i) would cause, or would reasonably be expected to cause, a Material Adverse Effect (considered without giving effect to part (v) of the definition of “Excluded Matter” set forth in the definition of “Material Adverse Effect”), (ii) would cause, or would reasonably be expected to cause, any representation and warranty of the supplementing party hereunder not qualified by materiality to not be true and correct in all material respects, or (iii) would cause, or would reasonably be expected to cause, any representation or warranty of

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the supplementing party hereunder qualified by materiality to not be true and correct in all respects (each of the foregoing, a “Supplemental Triggering Event”), then the non-supplementing party shall have the right to terminate this Agreement, which must be exercised (if at all) by written notice to the supplementing party within ten (10) business days of the non-supplementing party’s receipt of such supplement. If the non-supplementing party fails to so terminate this Agreement as a result of such supplements, such supplements shall be deemed accepted by such party, in which event any breach of any representation or warranty made by the supplementing party which would otherwise exist absent such supplement will be deemed cured for all purposes of this Agreement.

(b)           Upon each new supplement contemplated by this Section, the non-supplementing party shall be permitted to review the cumulative effect of such supplement and all previous supplements to determine whether such cumulative effect results in a Supplemental Triggering Event, regardless of whether the prior supplements were accepted, or were deemed to be accepted, by the non-supplementing party.

(c)           Notwithstanding the provisions of Section 10.2, the termination right described herein shall be the sole remedy of the non-supplementing party hereunder.

11.15      No Consequential Damages. Notwithstanding anything to the contrary herein, but except for penalties, fines, fees, taxes, court costs and reasonable attorneys’ fees and expenses included within Losses indemnified under Article 8 or expenses reimbursed under Section 11.10, no party to this Agreement shall be liable to another party for special, punitive, indirect, incidental or consequential loss or damage of any nature, including loss of use or loss of profit or revenue, and each party hereby releases each other party, its Affiliates and their respective directors, officers, employees, successors, assigns, agents and contractors from any such liability.

11.16      Confidentiality. The terms of the Confidentiality Agreement are incorporated herein by reference as if the same were set forth in their entirety and shall be binding on Buyer as if it were an original signatory thereto. Buyer’s and its Affiliates obligations under such Confidentiality Agreement shall terminate at Closing.

11.17      Publicity. Seller and Buyer will cooperate to prepare and disseminate to the financial press a written statement announcing the execution of this Agreement and, if applicable, the occurrence of the Closing. The parties shall make public statements only to the extent consistent with such written statement.

11.18      No Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any other person except the parties hereto and their Affiliates any rights or remedies hereunder or shall create any third party beneficiary rights in any person, including, with respect to continued or resumed employment, any employee or former employee of the Seller Parties (including any beneficiary or dependent thereof). No provision of this Agreement shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.

11.19      Time of Essence. Time is of the essence with respect to the performance of any obligation under this Agreement.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused their duly authorized representatives to execute and deliver this Asset Purchase and Sale Agreement as of the date first set forth above.

AQUILA PIATT COUNTY POWER, L.L.C.

By:	__/s/ Robert L. Poehling_________________
	Name:	Robert L. Poehling
	Title:	President

UNION ELECTRIC COMPANY D/B/A AMERENUE

By:	_/s/ Steven R. Sullivan	____________________
	Name:	Steven R. Sullivan
	Title:	Senior Vice President,
General Counsel & Secretary

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